As filed with the Securities and Exchange Commission on May 8, 2026

Registration No. 333-256197

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 7

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUEST PATENT RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6794	11-2873662
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

411 Theodore Fremd Ave. Suite 206S

Rye, NY 10580-1411

(888) 743-7577

(Address and telephone number of principal executive offices)

COPIES TO:

Asher S. Levitsky P.C.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, Suite 1100

New York, New York 10105-0302

Telephone: (917) 930-0991

E-mail: alevitsky@egsllp.com

(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non- accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MAY 8, 2026

1,000,000 Shares

Quest Patent Research Corporation

OTCQB trading symbol: QPRC

This prospectus relates to the public offering of an aggregate of 1,000,000 shares of common stock which may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock. We will pay the cost of the preparation of this prospectus, which is estimated at $25,000.

On May 7, 2026, the last reported sales price for our common stock on the OTCQB, as reported by OTC Markets, was $0.20 per share.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell shares of common stock in the public market based on the market price at the time of sale or at negotiated prices or in transactions that are not in the public market. The selling stockholders may also sell their shares in transactions that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is _____________, 2026

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. However, you should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

The descriptions in this prospectus of the Company’s agreements with QPRC Corporate Finance Alpha LLC and QPRC Corporate Finance Bravo LLC (collectively “QPRC Finance”), QPRC Finance III LLC (“QF3”), QPRC Finance LLC (“QFL”), and Intelligent Partners, LLC (“Intelligent Partners”) in this prospectus are summaries and are qualified in their entirety by reference to the agreements with such parties which are filed as exhibits to the registration statement of which this prospectus forms a part. QPRC Finance, QF3 and QFL are related to each other and are not related to us.

Our Business

We are an intellectual property asset management company. Our principal operations include the acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly-owned subsidiaries. We currently own, control or manage twenty-four intellectual property portfolios of which we are currently seeking or may seek monetization with respect to seven, which principally consist of patent rights. As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate, patent infringement lawsuits and engage in patent infringement litigation in order to generate revenue. We anticipate that our primary source of revenue will come from the grant of licenses to use our intellectual property, including primarily licenses granted as part of the settlement of patent infringement lawsuits.

Intellectual property monetization includes the generation of revenue and proceeds from the licensing of patents, patented technologies and other intellectual property rights. Patent litigation is often, and for us has been, a necessary element of intellectual property monetization where a patent owner, or a representative of the patent owner, seeks to protect its patent rights against the unlicensed manufacture, sale, and use of the owner’s patent rights or products which incorporate the owner’s patent rights. In general, we seek to monetize the bundle of rights granted by the patents through structured licensing and when necessary, enforcement of those rights through litigation, although to date all of our patent license revenues have resulted from litigation. To date all of our revenue from the licensing of our patents has resulted from litigation commenced by us.

We intend to seek to develop our business by acquiring intellectual property rights, either in the form of ownership of or an exclusive license to the underlying intellectual property. Our goal is to enter into agreements with inventors or owners of innovative technologies for which we believe there may be a significant market for products which use or incorporate the intellectual property. We seek to purchase all of, or interests in, intellectual property in exchange for cash, securities of our company, the formation or a joint venture or separate subsidiary in which the owner has an equity interest, and/or interests in the monetization of those assets. Our revenue from this aspect of our business can be generated through licensing and, when necessary, which is typically the case, litigation. We engage in due diligence and a principled risk underwriting process to evaluate the merits and potential value of any acquisition, partnership or joint venture. We seek to structure the terms of our acquisitions in a manner that will achieve the highest risk-adjusted returns possible, in the context of our financial condition which often results in a structure whereby either the seller or the financing source receives the first net proceeds from monetization of the intellectual property. Thus, in connection with the acquisition of intellectual property portfolios, we have granted the party providing the financing an interest in any recovery we have with respect to the intellectual property purchased with the financing, and we expect that we will have to continue to grant such interests until and unless we have generated sufficient cash from licensing our intellectual property to enable us to acquire additional intellectual property portfolios without outside financing. However, we cannot assure you that we will ever generate sufficient revenues to enable us to purchase additional intellectual property without third-party financing.

It has been necessary to commence litigation in order to obtain a recovery for past infringement of, or to license the use of, our intellectual property rights. Intellectual property litigation is very expensive, with no certainty of any recovery. To the extent possible we seek to engage counsel on a contingent fee or partial contingent fee basis, which significantly reduces our litigation cost, but which also reduces the value of the recovery to us. We do not have the resources to enable us to fund the cost of litigation. To the extent that we cannot secure counsel on a contingent basis and cannot fund litigation ourselves, which, considering our financial position, is likely to be the case, we may enter into an agreement with a third-party, which may be an independent third-party, such as QPRC Finance or QF3, to finance the cost of litigation. In view of our limited cash and our working capital deficiency, we are not able to institute any monetization program that may require litigation unless we engage counsel on a fully contingent basis, or we obtain funding from third-party funding sources. In these cases, counsel may be afforded a greater participation in the recovery and the third-party that funds the litigation would be entitled to participate in any recovery.

Agreements with QPRC Finance

On April 11, 2025, we and our newly-formed wholly-owned subsidiary, MR Licensing LLC, a Texas limited liability company (“MR”), entered into a series of agreements, all dated April 11, 2025, with QPRC Finance Investment Documents, which are (i) the QPRC Finance Purchase Agreement, (ii) the QPRC Finance Security Agreement, (iii) the QPRC Finance Patent Security Agreement, (iv) the Subordinary Agreement among us, MR, other of our subsidiaries and Intelligent Partners, (v) the Letter of Instruction to the Law Firm, which is the firm which represents MR in the litigation relating to the monetization of the patents purchased with the proceeds of the financing from QPRC Finance as to the disposition of any funds generated from the proceeds of the financing, (vi) The Waterfall Agreement among us, MR, QPRC Finance and the Law Firm as to allocation of proceeds of such monetization. On April 17, 2025, Intelligent Partners executed the Subordination Agreement.

Pursuant to the QPRC Finance Purchase Agreement, QPRC Finance agreed to make available to us a financing facility of: (a) up to $3,000,000 for operating expenses, of which approximately $2,369,000 has been drawn down as of March 31, 2026; (b) $9,000,000 to fund the purchase by MR of certain patent assets from Monterey pursuant to the Monterey Agreement, and (c) up to $7,500,000 for patent enforcement costs, including legal fees subject to budget limitations to be agreed upon, of which approximately $5,765,000 was drawn down as of March 31, 2026. In return, the Company transferred to QPRC Finance the right to receive a portion of net proceeds generated from the monetization of those patents.

On April 18, 2025, MR took down $9,000,000 of proceeds from the QPRC Finance financing to purchase the patent portfolio from Monterey, which consisted of more than 2,500 United States patents, foreign patents and patent applications, pursuant to the Monterey Agreement. These patents relate to data storage device security and semiconductor circuitry. The payment was made directly from QPRC Finance to Monterey in accordance with instructions from the Company and MR. The Monterey Agreement provides that after MR has received an amount equal to 200% of the sum of the purchase price plus other money deployed to the monetization of the assigned patents, the next $7,000,000 is paid to Monterey and thereafter Monterey is to receive 20% of net licensing revenues.

Pursuant to the QPRC Finance Purchase Agreement, we and MR transferred to QPRC Finance the right to receive a portion of net proceeds generated from the monetization of those patents covered by the Security Agreement, during which time the Company and MR do not receive any portion of the net proceeds. The Waterfall Agreement sets forth the details of the order of payment. Pursuant to the Waterfall Agreement, (i) 100% of the net proceeds is paid to QPRC Finance until QPRC Finance has received its initial recovery amount; (ii) 90% of the net proceeds are distributed to QPRC Finance and 10% to the Company and MR until QPRC Finance has received an amount determined pursuant to the Purchase Agreement, (iii) 100% to QPRC Finance until QPRC Finance has received an agreed upon amount, and (iv) any net proceeds remaining after the foregoing distributions are paid to the Company and MR and the Law Firm in accordance with the Waterfall Agreement, in view of the plan to pay the Law Firm pursuant to a budget from the distribution allocated to patent enforcement costs. Any contingent payments due Monterey in addition to the $9,000,000 paid from the initial distribution from QPRC Finance shall be paid from the funds paid to the Company and MR pursuant to the Waterfall Agreement. Except in an Event of Default, as defined therein, all of our and MR’s payment obligations to QPRC Finance pursuant to the QPRC Finance Purchase Agreement are non-recourse and shall be paid only from net proceeds from monetization, if any, of the patent rights owned or acquired by the Company or MR utilizing the QPRC Finance facility.

Agreements with QF3, QFL and Intelligent Partners

On March 12, 2023, we entered into a funding agreement with QF3 (the “QF3 Purchase Agreement”). Pursuant to the QF3 Purchase Agreement, QF3 agreed to make available to us a financing facility of: (a) up to $25,000,000 for the acquisition of mutually agreed patent rights that we intend to monetize, of which no amounts have been requested or received as of December 31, 2025; (b) $4,334,000 for operating expenses, which we have requested and received as of December 31, 2025; and (iii) $3,300,000 to fund the cash payment portion of the purchase price of a patent portfolio acquired from Tower Semiconductor Ltd. (“Tower”). In return, we transferred to QF3 a right to receive a portion of net proceeds generated from the monetization of the Tower patents. We used $3,300,000 proceeds from the QF3 financing as the cash payment portion of the purchase price of a portfolio acquired from Tower. Our obligations to QF3 are secured by the proceeds from the patents acquired with QF3’s funding, the patents and all general intangibles now or hereafter arising from or related to the foregoing and the proceeds and products of the foregoing.

On February 22, 2021, we entered into a funding agreement with QFL and a restructure agreement with Intelligent Partners.

Pursuant to the Purchase Agreement with QFL, QFL made available to us a total of $6,403,000, consisting of (a) $2,653,000 for the acquisition of mutually agreed patent rights that we intended to monetize; (b) $2,000,000 for operating expenses; and (c) $1,750,000 to fund the cash payment portion of the restructure of our obligations to Intelligent Partners. In return we transferred to QFL a right to receive a portion of net proceeds generated from the monetization of those patents. On May 2, 2024 the funding agreement with QFL was amended and restated to terminate QFL’s funding obligation. During the year ended December 31, 2024 we repaid the full outstanding principal balance of $1,525,502. No further advances are to be made pursuant to the Purchase Agreement. In connection with the QFL Purchase Agreement, we also granted QFL a ten-year warrant to purchase a total of up to 962,463 shares of our common stock, with an exercise price of $0.54 per share which may be exercised through February 18, 2031 on a cash or cashless basis, subject to certain limitations on exercisability. The warrant also contains certain minimum ownership percentage antidilution rights pursuant to which the aggregate number of shares of common stock purchasable upon the initial exercise of the Warrant shall not be less than 10% of the aggregate number of outstanding shares of our capital stock (determined on a fully diluted basis). We granted QFL registration rights with respect to the common stock issuable upon exercise of the warrants. We also granted QFL certain board observation rights. Pursuant to the Purchase Agreement, all of the net proceeds from the monetization of the intellectual property acquired with funds from QFL are paid directly to QFL. After QFL has received a negotiated rate of return, we and QFL share net proceeds equally until QFL achieves its investment return, as defined in the agreement. Thereafter, we retain 100% of all net proceeds. Except in an Event of Default, as defined therein, all payments by us to QFL pursuant to the Purchase Agreement are non-recourse and shall be paid only if and after net proceeds from monetization of the patent rights owned or acquired by us are received, or to be received.

Contemporaneously with the execution of the agreements with QFL, we entered into a restructure agreement with Intelligent Partners to eliminate any obligations we had with respect to the outstanding notes and the securities purchase agreement. As part of the restructure of our agreements with Intelligent Partners, we amended the existing MPAs and granted Intelligent Partners certain rights in the monetization proceeds from any new intellectual property we acquire. Under these MPAs, Intelligent Partners receives a 60% interest in the proceeds from our intellectual property owned by the eight Subsidiary Guarantors. Intelligent Partners also participates in the monetization proceeds from new intellectual property that we acquire under an agreed upon formula. The payments with respect to the new patents terminate once total payments to Intelligent Partners under all monetization participation agreements reach $2,805,000. The payments to Intellectual Partners with respect new patents are payable from the proceeds which are allocated to us under the QFL and QF3 agreements, which start after QFL and QF3 have received a negotiated rate of return. In connection with the restructure agreement with Intelligent Partners, we entered into a board observation rights agreement with Intelligent Partners. On April 17, 2025, Intelligent Partners notified the Company that it plans to exercise its rights under the board observation rights agreement.

The terms of the QF3 Investment Documents are described under “Business – Agreements with QF3, QFL and Intelligent Partners.”

On March 17, 2023, we used $3,300,000 of proceeds from the QF3 financing as the cash payment portion of the purchase of a seven-patent portfolio (the “HID Portfolio”) from Tower.

Market and Economic Conditions

Macroeconomic trends may result in adverse impacts on our business, and we continue to monitor these potential impacts, including potential economic recession, the effects of tariffs by the United States and counter-tariffs by other countries; changes in the Federal Reserve’s monetary policy, as well as geopolitical risks, including the war with Iran and actions taken by the United States and Iran which effectively block traffic through the Strait of Hormuz, Russian invasion of Ukraine and the potential resolution of the war and its effect on Europe; the continuing war between Israel and Hamas and Hezbollah and any further intensification of hostilities with others.  We cannot predict the timing, strength, or duration of any future economic slowdown or any subsequent recovery generally, or in any industry. A significant downturn in economic conditions may adversely affect the intellectual property licensing market including the financial condition of financing sources and the willingness of potential financing sources to provide funding for our litigation; a law firms’ ability and willingness to provide us with legal services on acceptable contingent fee terms; and the financial condition and prospects of defendants and potential defendants, which could make it less likely that they would be willing to settle our claim.

Further, to the extent that holders of intellectual property rights consider these and other macroeconomic factors, they may be reluctant to sell intellectual property to us on terms which are acceptable to us, if at all.

We seek to generate revenue from patent licensing fees from the licensing of our intellectual property, primarily from litigation relating to enforcement of our intellectual property rights. We did not generate revenue during 2025, and all of the revenue for the years ended December 31, 2024 and 2023 was from patent licensing fees, of which approximately 84% and 100%, respectively, was paid to the patent seller, funding sources and legal counsel pursuant to our agreements with patent sellers, funding sources and legal counsel.

Because of the nature of our business transactions to date, we recognize revenues from licensing upon execution of a license agreement following settlement of litigation and not over the life of the patent. Thus, we would recognize revenue when we receive the license fee or settlement payment. Although we would prefer to develop portfolios of intellectual property rights that provide us a continuing stream of revenue, to date we have not been successful in doing so, and we do not anticipate that we will be able to generate any significant revenue from licenses that provide a continuing stream of revenue. Thus, to the extent that we continue to generate cash from single payment licenses, our revenue can, and is likely to, vary significantly from quarter to quarter and year to year and the net income we generated in 2023 may prove to be an aberration. Our gross profit from license fees reflects the payment of any royalties due in connection with our license.

Organization

We were incorporated in Delaware on July 17, 1987 under the name Phase Out of America. On September 21, 1997, we changed our name to Quest Products Corporation, and, on June 6, 2007, we changed our name to Quest Patent Research Corporation. We have been engaged in the intellectual property monetization business since 2008. Our executive office is located at 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411, telephone (888) 743-7577. Our website is www.qprc.com. Information contained on or derived from our website or any other website does not constitute a part of this prospectus.

References to “we,” “us,” “our” and word of like import refer to Quest Patent Research Corporation and one or more of its subsidiaries unless the context specifically states or implies otherwise.

Issuance of Securities to Selling Stockholder

The 1,000,000 shares of common stock offered by the selling stockholders pursuant to this prospectus represent:

●	500,000 shares of common stock that are issuable upon exercise of a warrant that was issued to QFL pursuant to the purchase agreement with QFL, as described in “Business – Agreements with QF3, QFL and Intelligent Partners.”

●	500,000 outstanding shares of common stock that were issued to United Wireless pursuant to a securities purchase agreement (the “United Wireless Agreement”) dated October 22, 2015 and related transaction documents, which shares were subsequently transferred by United Wireless to Andrew Fitton (350,000 shares) and Michael R. Carper (150,000 shares). See “Business –Agreements with QF3, QFL and Intelligent Partners

The Offering

Common Stock Offered:	The selling stockholders are offering 1,000,000 shares of common stock, of which 500,000 shares are owned by two of the selling stockholders and 500,000 shares are issuable upon exercise of a warrant held by the third selling stockholder. See “Selling Stockholders.”

Outstanding Shares of Common Stock:	5,331,973 shares*

Use of Proceeds:	We will not receive any proceeds from the sale of the shares by the selling stockholders.

*	Not including (a) 1,500,000 shares of common stock issuable upon exercise of outstanding options, or (b) 962,463 shares of common stock issuable upon exercise of the warrant held by QFL, one of the selling stockholders.

SUMMARY FINANCIAL INFORMATION

The following information at December 31, 2025 and 2024 and for years then ended have been derived from our audited financial statements which appear elsewhere in this prospectus.

Summary Statement of Operations Information:

	Year Ended December 31,
	2025	2024
Revenues	$-	$2 ,795,000
Cost of revenues	4,071,216	1,844,089
Operating expenses	3,618,068	2,797,380
Loss from operations	(7,689,284)	(1,846,469)
Other (expense)	(802,224)	(525,182)
Net Loss	$(8,491,508)	$(2,471,651)
Loss per share (basic and diluted)	$(1.59)	$(0.46)
Weighted average shares of common stock outstanding – basic and diluted	5,331,973	5,331,973

Balance Sheet Information:

	December 31,
	2025	2024
Current assets	$207,256	$502,285
Working capital deficiency	(27,219,597)	(11,536,076)
Accumulated deficit	(34,874,180)	(26,382,672)
Stockholders’ deficit	(17,192,999)	(8,701,491)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in this prospectus include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The risks set forth below are not the only risks facing us. Additional risks and uncertainties may exist that could also adversely affect our business, prospects or operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or a significant part of your investment.

Risks Relating to our Financial Condition and Operations

We have a history of losses and are continuing to incur losses. During the period from 2008, when we changed our business to become an intellectual property management company, through December 31, 2025, we generated a cumulative loss of approximately $34.9 million on cumulative revenues of approximately $39.8 million, and our losses are continuing. Our total assets were approximately $10,400,000 at December 31, 2025, of which approximately $7,733,000 represented the net book value of patents we acquired from Monterey in April of 2025. At December 31, 2025, we had a working capital deficiency of approximately $27,200,000.

Our independent auditors have included a substantial doubt going concern explanatory paragraph in their report on our financial statements for the year ended December 31, 2025. Because of our history of losses, deficiency in stockholders’ equity, working capital deficiency and the uncertainty of generating revenues in the future, our independent auditors have included a substantial doubt going concern explanatory paragraph in their report on our financial statements for the year ended December 31, 2025.

We require significant funding in order to develop our business. Our business requires substantial funding to evaluate and acquire intellectual property rights and to develop and implement programs to monetize our intellectual property rights, including the prosecution of any litigation necessary to enable us to monetize our intellectual property rights. Our failure to develop and implement these programs could both jeopardize our relationships under our existing agreements and could inhibit our ability to generate new business, either through the acquisition of intellectual property rights or through exclusive management agreements. We cannot be profitable unless we are able to obtain the funding necessary to develop our business, including litigation to monetize our intellectual property, and to pay our ongoing expenses, including compensation to our chief executive officer, which is $600,000 for 2026, as well as professional expenses and other public company expenses. Although we have agreements with QF3 which provide a funding to acquire intellectual property rights, QF3 must approve any intellectual property we acquire and, if QF3 does not fund an intellectual property acquisition, we may not be able to acquire and monetize the intellectual property. QF3 has not approved any intellectual property acquisition, and we cannot assure you that it will provide additional intellectual property acquisition financing. We cannot assure you that we will be able to obtain necessary funding or to develop our business. Our agreement with QPRC Finance covers the purchase of the patent portfolio from Monterey and does not provide for the funding of other intellectual property rights

The terms of our agreements with QPRC Finance, QF3, QFL and Intelligent Partners may make it difficult for us to generate cash flow from our operations. We have an agreement with QF3 pursuant to which QF3 agreed to make available to us a financing facility of (i) up to $25,000,000 for the acquisition of mutually agreed patent rights that the Company intends to monetize: (ii) up to $4,334,000 for operating expenses from which the Company may, at its discretion, draw up to $500,000 per calendar quarter, of which we have drawn down $4,334,000 as of December 31, 2025, and (iii) $3,300,000 which was used to fund purchase of a patent portfolio from Tower. We have an agreement with QPRC Financing pursuant to which QPRC Finance advanced us $9,000,000 for the purchase of the patent portfolio from Monterey and of up to $3,000,000 for operating expenses, of which approximately $1,500,000 has been drawn down as of December 31, 2025, up to $7,500,000 for patent enforcement costs, including legal fees subject to budget limitations to be agreed upon in connection with the monetization of the Monterey portfolio, of which approximately $4,054,000 has been advanced by QPRC Finance. Although we have paid QFL the money due QFL, QFL continues to have an interest in the cash flow from patents financed by QFL. Pursuant to the QPRC Finance, QF3 and QFL agreements, QPRC Finance, QF3 and QFL receive all proceeds payable to us from the monetization of those patents which have been financed by QFL and QF3, respectively, until QPRC Finance, QF3 and QFL have received their respective negotiated rate of return, then we and QPRC Finance. QF3 and QFL, respectively, share in the proceeds from monetization as provided in the respective agreements. Pursuant to our restructure agreement with Intelligent Partners, we have an obligation to pay TMPO totaling $2,805,000. Under our amended monetization proceeds agreements with Intelligent Partners, we pay Intelligent Partners 60% of the net monetization proceeds from associated intellectual property portfolios. Further, until we have paid Intelligent Partners a total of $2,805,000 under all of the monetization proceeds agreements, for net proceeds between $0 and $1,000,000 we are to pay Intelligent Partners 10% of the net proceeds realized from new assets acquired by us, provided, that, if, in any calendar quarter, our net proceeds realized exceed $1,000,000, Intelligent Partner’s entitlement for that quarter shall increase to 30% on the portion of net proceeds in excess of $1,000,000 but less than $3,000,000, and if in the same calendar quarter, net proceeds exceed $3,000,000, Intelligent Partners’ entitlement for that quarter shall increase to 50% on the portion of net proceeds in excess of $3,000,000. These payments come from our share of the proceeds after QPRC Finance, QF3 and QFL have recovered their negotiated rate of return, respectively. Thereafter, we receive our share of the proceeds as provided in the respective agreements. We cannot assure you that, as a result of these provisions, that we will generate any meaningful cash flow from the intellectual property we acquire. If we do not generate sufficient cash flow from our monetization activities, we may not be able to fund our operations or continue in business.

We are dependent upon our chief executive officer. We are dependent upon Jon Scahill, our chief executive officer and president and sole full-time employee, for all aspects of our business including locating, evaluating and negotiating and performing due diligence with respect to intellectual property rights from the owners, managing our intellectual property portfolios, engaging in licensing activities and monetizing the rights through licensing and managing and monitoring any litigation with respect to our intellectual property as well as defending any actions by potential licensees seeking a declaratory judgment that they do not infringe. The loss of Mr. Scahill would materially impair our ability to conduct our business. Although we have an employment agreement with Mr. Scahill, the employment agreement does not ensure that Mr. Scahill will remain with us.

Any equity funding we obtain may result in significant dilution to our stockholders. Because of our financial position, our continuing losses, our negative working capital from operations, our low stock price and the lack of revenue for the year ended December 31, 2025, we do not expect that we will be able to obtain any debt financing for our operations. Our stock price has generally been trading at a price which is less than $1.00 per share for more than the past two years. As a result, it will be very difficult for us to raise funds in the equity markets. However, in the event that we are able to raise funds in the equity market, the sale of shares would result in significant dilution to the present stockholders, and even a modest equity investment could result in the issuance of a very significant number of shares.

We may be subject to cybersecurity risks. We will face significant and persistent cybersecurity risks due to the need to protect both our business generally, including our intellectual property and our negotiations with respect to the acquisition and monetization of intellectual property rights, as well as the need to protect the confidentiality of information concerning our personnel and others with whom we conduct business. We will face threats from bad actors who seek to disrupt our business as well as others who are engaging in malicious activities for profit, to make a political point or for no particular reason other than creating disruption. Disclosure of certain information as a result of a cybersecurity breach may result in a breach of privacy laws. The substantial level of harm that could occur to us and those with whom we conduct business were we to suffer impacts of a material cybersecurity incident requires us to maintain robust governance and oversight of these risks and to implement mechanisms, controls, technologies, and processes designed to help us assess, identify, and manage these risks.

While we have not, as of the date of this annual report, experienced a cybersecurity threat or incident, we cannot assure you that we will not experience such an incident in the future. Any cybersecurity incidents, whether or not successful, could result in our incurring additional costs related to, for example, rebuilding our internal systems, implementing additional threat protection measures, responding to regulatory inquiries or actions, paying damages or making payments to obtain access to our computer systems, or taking other remedial steps with respect to third parties. We cannot assure you that the steps we are taking will not be successful in preventing a cybersecurity breach, that we will not suffer cybersecurity breaches or that we will not incur significant expenses in seeking to deal with the consequences of any attempted or successful cybersecurity breaches or that, if we suffer a material cybersecurity breach that we will be able to continue in business following such breach.

Risks Relating to Monetizing our Intellectual Property Rights

We may not be able to monetize our intellectual property portfolios. Although our business plan is to generate revenue from our intellectual property portfolios, we have not been successful in generating any significant positive cash flow from our portfolios, we have not generated any revenues from several of our intellectual property portfolios and we have ceased allocating resources toward the monetization of several of our portfolios. We cannot assure you that we will be able to generate any significant revenue from our existing portfolios or that we will be able to acquire new intellectual property rights that will generate significant revenue.

If we are not successful in monetizing our portfolios, we may not be able to continue in business. Although we have ownership of some of our intellectual property, we also license the rights pursuant to agreements with the owners of the intellectual property. If we are not successful in generating revenue for those parties who have an interest in the results of our efforts, those parties may seek to renegotiate the terms of our agreements with them, which could both impair our ability to generate revenue from our intellectual property and make it more difficult for us to obtain rights to new intellectual property rights. If we continue to be unable to generate revenue from our existing intellectual property portfolios and any new portfolios we may acquire, we may be unable to continue in business.

If we are not successful in patent litigation, the defendants may seek to have the court award attorneys’ fees to them against us which could result in the bankruptcy of the plaintiff subsidiary and may result in a default under our agreements with QPRC Finance, QF3 and QFL. The United States patent laws provide that “the court in exceptional cases may award reasonable attorney fees to the prevailing party.” Although the patents are owned by our subsidiaries and any judgment would be awarded against the subsidiaries, the subsidiaries have no assets other than the patent rights. Our funding sources for our patent litigation do not provide for the funding source to pay any judgment against us. Thus, if any defendants obtain a judgment against one of our subsidiaries, they may seek to enforce their judgment against the patents owned by the subsidiary or seek to put the subsidiary into bankruptcy and acquire the patents in the bankruptcy proceeding. As a result, it is possible that an adverse verdict in a petition for legal fees could result in the loss of the patents owned by the subsidiary and a default under our agreements with QPRC Finance, QF3 and QFL.

Our inability to acquire intellectual property portfolios on reasonable terms will impair our ability to generate revenue and develop our business. We do not have the personnel to develop patentable technology by ourselves. Thus, we need to depend on acquiring rights to intellectual property and intellectual property portfolios from third parties on an ongoing basis. In acquiring intellectual property rights, there are delays in (i) identifying the intellectual property which we may want to acquire, (ii) negotiating an agreement with the owner or holder of the intellectual property rights, (iii) obtaining a financing source to enable us to acquire the intellectual property rights, and (iv) generating revenue from those intellectual property rights which we acquire. During these periods, we will continue to incur expenses with no assurance that we will generate revenue. We currently hold intellectual property portfolios from which we have not generated any revenue to date, and we cannot assure you that we will generate revenue from our existing intellectual property portfolios or any additional intellectual properties which we may acquire.

We may be unable to enforce our intellectual property rights unless we obtain third-party funding. Because of the expense of litigation and our lack of working capital, we may be unable to enforce our intellectual property rights unless we obtain the agreement of a third-party to provide funding in support of our litigation. We cannot assure you that QPRC Finance, QF3 or any other funding source, including affiliates of QPRC Finance, QF3 and QFL, will provide us the any necessary funding, and the failure to obtain such funding will impair our ability to monetize our intellectual property portfolio or continue in business.

Because we need to rely on third-party funding sources to provide us with funds to enforce our intellectual property rights we are dependent upon the perception by potential funding sources of the value of our intellectual property. Because we do not have funds to pursue litigation to enforce our intellectual property rights, we are dependent upon the valuation which potential funding sources, which currently is QF3, give to our intellectual property or any intellectual property we may acquire. In determining whether to provide funding for intellectual property litigation, the funding sources need to make an evaluation of the strength of our patents, the likelihood of success, the nature of the potential defendants and a determination as to whether there is a sufficient potential recovery to justify a significant investment in intellectual property litigation. Typically, such funding sources receive a percentage of the recovery, as defined in the particular agreements, and seek to generate a sufficient return on investment to justify the investment. Under our agreements with QPRC Finance, QF3 and QFL, these funding sources are allocated all of the net proceeds (after allowable expenses), respectively, until they have received a negotiated return. QFL is no longer providing us with funding for intellectual property acquisitions but it retains its interest in the assets it funded and QPRC Finance’s obligations are limited to the Monterey portfolio. Unless QF3 or any other funding source believes that it will generate a sufficient return on investment, it will not fund litigation. QF3 has not funded any intellectual property acquisition since its initial funding, if QF3 does not fund our acquisition or monetization of intellectual property we propose to acquire, we cannot assure you that we will be able to negotiate funding agreements with third-party funding sources on terms reasonably acceptable to us, if at all. Because of our financial condition, we may only be able to obtain funding on terms which are less favorable to us than we would otherwise seek to obtain.

Although we have a funding agreement with QF3, there is no assurance that QF3 will provide funding for portfolios we are looking to acquire or that we will generate revenue from any funded litigation. Although the funding sources makes their evaluation as to the likelihood of success, patent litigation is very uncertain, and we cannot assure you that we will obtain litigation funding or that, if we obtain litigation funding, we will be successful or that any recovery we may obtain will generate any significant positive cash flow from operations for us.

Because QPRC Finance, QF3, QFL and Intelligent Partners hold a security interest in almost all of our intellectual property and the proceeds from our intellectual property, we may not be able to raise funds through a debt financing. Pursuant to our agreements with QFL, QF3 and Intelligent Partners, we granted them a security interest in the stock of our subsidiaries that hold the intellectual property covered by their agreements and in the proceeds from the monetization of such intellectual property. The inability to grant a security interest in these assets to a new lender, as well as our financial condition in general, is likely to materially impair our ability to obtain debt financing for our operations, and may also impair our ability to obtain financing to acquire additional intellectual property rights.

Because of our financial condition and our having generated a loss from operations in 2025 from our existing portfolios, we may not be able to obtain intellectual property rights to the most advanced technologies. In order to generate meaningful revenues from intellectual property rights, we need to be able to identify, negotiate rights to and offer technologies for which there is a developing market. Because of our financial condition and the terms under which we obtain financing for our litigation, we may be unable to negotiate rights to technology for which there which will be a strong developing market, or, if we are able to negotiate agreements for such intellectual property, the terms of our purchase or license may not be favorable to us. Accordingly, we cannot assure you that we will be able to acquire intellectual property rights to the technology for which there is a strong market demand.

Potential acquisitions may present risks, and we may be unable to achieve the financial or other goals intended at the time of any potential acquisition. Our ability to grow depends, in large part, on our ability to acquire interests in intellectual property, including patented technologies, patent portfolios, or companies holding such patented technologies and patent portfolios. Accordingly, we intend to seek to engage in acquisitions to expand our intellectual property portfolios and we intend to continue to explore such acquisitions. Such acquisitions are subject to numerous risks, including the following:

●	our failure to have sufficient funding to enable us to make the acquisition, together with the terms on which such funding is available, if at all;

●	our failure to have sufficient personnel to satisfy the seller that we have the personnel to monetize the assets we propose to acquire;

●	dilution to our stockholders to the extent that we use equity in connection with any acquisition;

●	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

●	difficulty integrating the operations, technology and personnel of the acquired entity;

●	our inability to achieve the anticipated financial and other benefits of the specific acquisition;

●	difficulty in maintaining controls, procedures and policies during the transition and monetization process;

●	diversion of our management’s attention from other business concerns, especially considering that we have only one full-time employee/officer who is responsible for performing due diligence, negotiating agreements, negotiating funding and implementing a monetization program; and

●	our failure, in our due diligence process, to identify significant issues, including issues with respect to patented technologies and intellectual property portfolios, and other legal and financial contingencies.

If we are unable to manage these risks and other risks effectively as part of any acquisition, our business could be adversely affected.

Our acquisition of intellectual property rights may be time consuming, complex and costly, which could adversely affect our operating results. Acquisitions of patent or other intellectual property assets, which are and will be critical to the development of our business, are often time consuming, complex and costly to consummate. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated, particularly in view of our financial condition and need to obtain financing for any payments we may be required to make. As a result, we expect to incur significant operating expenses and may be required to obtain funding during the negotiations even if the acquisition is ultimately not consummated. Even if we are able to acquire particular intellectual property assets, there is no guarantee that we will generate sufficient revenue related to those intellectual property assets to offset the acquisition costs. We may also identify intellectual property assets that cost more than we are prepared or able to spend with our own capital resources and any financing sources. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any intellectual property assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect our operating results.

If we acquire technologies that are in the early stages of market development, we may be unable to monetize the rights we acquire. We may acquire patents, technologies and other intellectual property rights that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which companies may adopt our intellectual property in their products and services. As a result, there can be no assurance as to whether technologies we acquire will have value that we can monetize. It may also be necessary for us to develop additional intellectual property and file new patent applications as the underlying commercial market evolves, as a result of which we may incur substantial costs with no assurance that we will ever be able to either file the new patent application or monetize our intellectual property.

Our intellectual property monetization cycle is lengthy and costly and may be unsuccessful. We expect to incur significant marketing, legal and sales expenses prior to entering into monetization events that generate revenue and cash flow from operations for us. We will also spend considerable resources educating potential licensees on the benefits of entering into an agreement with us that may include a non-exclusive license for future use of our intellectual property rights. Thus, we may incur significant losses in any particular period before any associated revenue stream begins. If our efforts to convince potential licensees of the benefits of a settlement arrangement without litigation are unsuccessful, which is typically the case, we may need to continue with the litigation process or other enforcement action to protect our intellectual property rights and to realize revenue from those rights. We may also need to litigate to enforce the terms of existing agreements, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Enforcement proceedings are typically protracted and complex. The costs are typically substantial, and the outcomes are unpredictable. Enforcement actions will divert our managerial, technical, legal and financial resources from business operations.

We may not be successful in obtaining judgments in our favor. We have commenced litigation seeking to monetize our intellectual property portfolios and it will be necessary for us to commence litigation in the future. All litigation is uncertain, and a number of the actions we commenced have been dismissed by the trial court. We cannot assure you that any litigation will be decided in our favor or that, if damages are awarded or a license is negotiated, that we will generate any significant revenue from the litigation or that any recovery may be allocated to counsel and third-party funding source which may result in little if any revenue to us.

Our financial condition may cause both intellectual property rights owners and potential licensees to believe that we do not have the financial resources to commence and prosecute litigation for infringement. Because of our financial condition, both intellectual property rights owners and potential licensees may believe that we do not have the ability to commence and prosecute sustained and expensive litigation to protect our intellection rights with the effect that (i) intellectual property rights owners may be reluctant to grant us rights to their intellectual property and (ii) potential licensees may be less inclined to pay for license rights from us or settle any litigation we may commence on terms which generate any meaningful monetization.

Any patents which may be issued to us pursuant to patent applications which we filed or may file may fail to give us necessary protection. We cannot be certain that patents will be issued as a result of any pending or future patent applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we will be the first to make additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we may acquire, our continued rights will depend on meeting any obligations to the seller and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material adverse effect on us.

Our ability to monetize our intellectual property depends in part upon our ability to retain the qualified legal counsel to represent us in patent enforcement litigation on a contingent or partial contingent fee basis. The success of our licensing business may depend upon our ability to retain the qualified legal counsel to prosecute patent infringement litigation. As our patent enforcement actions increase, it will become more difficult to find the preferred choice for legal counsel to manage all of our cases because many of these firms may have a conflict of interest that prevents their representation of us or because they are not willing to represent us on a contingent or partial contingent fee basis. Because of our financial position, we are not likely to be able to commence litigation unless the legal fees are on a contingent fee basis unless the funding source pays the legal fees, which is not usually the case.

The provisions of Federal Declaratory Judgment Act may affect our ability to monetize our intellectual property. Under the Federal Declaratory Judgment Act, it is possible for a party who we consider to be infringing upon our intellectual property to commence an action against us seeking a declaratory judgment that such party is not infringing upon our intellectual property rights. In such a case, the plaintiff could choose the court in which to bring the action and we would be the defendant in the action. Common claims for declaratory judgment in patent cases are claims of non-infringement, patent invalidity and unenforceability. Although the commencement of an action requires a claim or controversy, a court may find a letter from us to the alleged infringer seeking a royalty for the use of our intellectual property rights to form the basis of a controversy. In such a case, the plaintiff, rather than we, would choose the court in which to bring the action and the timing of the action. In addition, when we commence an action as plaintiff, we may be able to enter into a contingent fee arrangement with counsel, it is possible that counsel may be less willing to accept such an arrangement if we are the defendant. Further, we would not have the opportunity of choosing against which party to bring the action. An adverse decision in a declaratory judgment action could significantly impair our ability to monetize the intellectual property rights which are the subject of the litigation. We have been a defendant in one declaratory judgment action, which resulted in a settlement. We cannot assure you that potential infringers will not be able to use the Declaratory Judgment Act to reduce our ability to monetize the patents that are the subject of the action.

A 2014 Supreme Court decision could significantly impair business method and software patents. In June 2014, the United States Supreme Court, in Alice v. CLS Bank, struck down patents covering a computer-implemented scheme for mitigating “settlement risk” by using a third-party intermediary, holding the patent claims to be ineligible as being drawn to a patent-ineligible abstract idea. The courts have been dealing for many years over what business methods are patentable. We cannot predict the extent to which the decision in Alice as well as prior Supreme Court decisions dealing with patents, will be interpreted by courts. To the extent that the Supreme Court decision in Alice gives businesses reason to believe that business model and software patents are not enforceable, it may become more difficult for us to monetize patents which are held to be within the ambit of the patents before the Supreme Court in Alice and for us to obtain counsel willing to represent us on a contingency basis. As a result, the decision in Alice could materially impair our ability to obtain patent rights and monetize those which we do obtain.

Legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue. We may apply for patents and may spend a significant amount of resources to enforce those patents. If legislation, regulations or rules are implemented either by Congress, the United States Patent and Trademark Office, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly both increase the cost of our enforcement actions and make it more difficult to sign licenses without litigation, changes in standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions, and any rules requiring that the losing party pay legal fees of the prevailing party could also significantly increase the cost of our enforcement actions. United States patent laws were amended with the enactment of the Leahy-Smith America Invents Act, or the America Invents Act, which took effect on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities. The America Invents Act and its implementation increases the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition. In addition, the U.S. Department of Justice has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the Department of Justice could impact the ability to effectively license and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

Proposed legislation may affect our ability to conduct our business. There have been a number of laws which, if enacted, would affect the ability of companies such as us to generate revenue from our intellectual property rights. Typically, these proposed laws cover legal actions brought by companies which do not manufacture products or supply services but seek to collect licensing fees based on their intellectual property rights and, if they are not able to enter into a license, to commence litigation. Although a number of such bills have been proposed in Congress, we do not know which, if any, bills will be enacted into law or what the provisions will be and, therefore, we cannot predict the effect, if any, that such laws, if passed by Congress and signed by the president, would provide. However, we cannot assure you that legislation will not be enacted which would impair our ability to operate by making it more difficult for us to commence litigation against a potential licensee or infringer. To the extent that an alleged infringer believes that we will not prevail in litigation, it would be more difficult to negotiate a license agreement without litigation.

The unpredictability of our revenues may harm our financial condition. Our revenues from licensing have typically been lump sum payments entered into at the time of the license, which is typically in connection with the settlement of litigation, and not from licenses that pay an ongoing royalty. Due to the nature of the licensing business and uncertainties regarding the amount and timing of the receipt of license and other fees from potential infringers, stemming primarily from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, the growth rates of potential licensees and certain other factors, our revenues, if any, may vary significantly from quarter to quarter, with no revenues having been generated in 2025, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below market expectations and adversely affect the market price of our common stock.

Our reliance on representations, warranties and opinions of third parties may expose us to certain material liabilities. From time to time, we rely upon the representations and warranties of third parties, including persons claiming ownership of intellectual property rights, and opinions of purported experts. In certain instances, we may not have the opportunity to independently investigate and verify the facts upon which such representations, warranties and opinions are made. By relying on these representation, warranties and opinions, we may be exposed to liability in connection with the licensing and enforcement of intellectual property and intellectual property rights which could have a material adverse effect on our operating results and financial condition.

In connection with patent enforcement actions, counterclaims may be brought against us, and a court may rule against us in counterclaims which may expose us and our operating subsidiaries to material liabilities. In connection with patent enforcement actions, it is possible that a defendant may file counterclaims against us, or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against us or our operating subsidiaries or award attorney’s fees and/or expenses to the counterclaiming defendant, which could be material, and if we or our operating subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm our operating results, our financial position and our ability to continue in business.

Trial judges and juries may find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents. It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and, as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Regardless of whether we prevail in the trial court, appeals are expensive and time consuming, resulting in increased costs and delayed revenue, and attorneys may be less likely to represent us in an appeal on a contingency basis especially if we are seeking to appeal an adverse decision. Although we may diligently pursue enforcement litigation, we cannot predict the decisions made by juries and trial courts.

More patent applications are filed each year resulting in longer delays in getting patents issued by the United States Patent and Trademark Office. We hold a number of pending patents and may file or acquire rights to additional patent applications. We have identified a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue, if any, from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

U.S. Federal courts are becoming more crowded, and, as a result, patent enforcement litigation is taking longer. Patent enforcement actions are almost exclusively prosecuted in federal district courts. In May 2017, the United States Supreme Court, in TC Heartland v. Kraft Foods Groups Brands, held that a corporate defendant may be sued either in its state of incorporation, or where it has committed acts of infringement and has a regular and established place of business. To the extent that the Supreme Court decision in TC Heartland concentrates patent litigation in districts within states popular for business incorporation, such as the Federal District Court for the District of Delaware, such courts may become increasingly crowded. Federal trial courts that hear patent enforcement actions also hear criminal and other civil cases. Criminal cases always take priority over patent enforcement actions. As a result, it is difficult to predict the length of time it will take to complete any enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings, and, as a result, we believe that the risk of delays in patent enforcement actions will have a significant effect on our business in the future unless this trend changes.

Any reductions in the funding of the United States Patent and Trademark Office could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications. Our primary assets are our patent portfolios, including pending patent applications before the United States Patent and Trademark Office. The value of our patent portfolios is dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the United States Patent and Trademark Office could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the United States Patent and Trademark Office, causing an unexpected increase in our expenses.

The rapid development of technology and artificial intelligence may impair our ability to monetize intellectual property that we own. In order for us to generate revenue from our intellectual property, we need to offer intellectual property that is used in the manufacture or development of products. Rapid technological developments have reduced the market for products using less advanced technology. To the extent that technology develops in a manner in which our intellectual property is not a necessary element or to the extent that others design around our intellectual property, our ability to license our intellectual property portfolios or successfully prosecute litigation will be impaired. We cannot assure you that we will have rights to intellectual property for most advanced technology or that there will be a market for products which require our technology.

The intellectual property management business is highly competitive. A large number of other companies seek to obtain rights to new intellectual property and to market existing intellectual property. Most of these companies have significantly both greater resources that we have and industry contacts which place them in a better position to generate new business. Further, our financial position, our lack of executive personnel and our inability to generate revenue from our portfolio can be used against us by our competitors. We cannot assure you that we will be successful in obtaining intellectual property rights to new developing technologies.

As intellectual property enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our intellectual property. We believe that the more prevalent intellectual property enforcement actions become, the more difficult it will be for us to voluntarily license our intellectual property rights, and we generally have not been successful in negotiating licenses without litigation. As a result, we may need to increase the number of our intellectual property enforcement actions to cause infringing companies to license the intellectual property or pay damages for lost royalties.

Weak global economic conditions may cause potential licensees to delay entering into licensing agreements, which could prolong our litigation and adversely affect our financial condition and operating results. Our business depends significantly on strong economic conditions that would encourage potential licensees to enter into license agreements for our intellectual property rights. The United States and world economies have recently experienced weak economic conditions and the recent war in Iran and the Russian invasion in Ukraine has exacerbated these conditions, including those resulting from inflation and supply chain line issues. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. Even if economic conditions improve, the uncertainty of the economy could have a material adverse effect on the willingness of parties that we believe are infringing on our assets to enter into settlements or other revenue generating agreements voluntarily.

If we are unable to adequately protect our intellectual property, we may not be able to monetize our intellectual property effectively. Our ability to monetize our intellectual property depends in part upon the strength of the intellectual property and intellectual property rights that we own or may hereafter acquire in our technologies, brands and content and our ability to protect such intellectual property rights. We rely on a combination of patent and intellectual property laws and agreements to establish and protect our patent, intellectual property and other proprietary rights. The efforts we take to protect our patents, intellectual property and other proprietary rights may not be sufficient or effective at stopping unauthorized use of our patents, intellectual property and other proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which we have rights. There may be instances where we are not able to protect or utilize our patent and other intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our patent assets and intellectual property and other proprietary rights from unauthorized use, the value of those assets may be reduced, which could negatively impact our business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter our markets and produce or sell the same or similar products as those covered by our intellectual property rights. In addition, protecting our intellectual property and intellectual property rights is expensive and diverts our critical and limited managerial resources. Although we have obtained financing to commence litigation, we are not likely to be able to obtain financing to defend actions against us claiming that our intellectual property infringes upon the intellectual property rights of others. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be impaired. Commencing legal proceedings to enforce our intellectual property rights is burdensome and expensive. In addition, our intellectual property rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. We also rely on trade secrets and contract law to protect some of our intellectual property rights. We will enter into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Risks Relating to our Common Stock

If our stock price falls below $0.01 per share, our common stock may be delisted from OTCQB. We cannot assure you that we will continue to meet the requirements for continued listing on the OTCQB, including the maintenance of a bid price of at least $0.01 per share, or that if we fail to meet this maintenance requirement, that we will be able to take any action to regain compliance.

There is a limited market for our common stock, which may make it difficult for you to sell your stock. Our common stock trades on the OTCQB market under the symbol “QPRC.” The OTCQB market is not a national securities exchange and does not provide the benefits to stockholders which a national exchange provides. Furthermore, according to the OTC Markets website, the OTCQB “is for early-stage and developing U.S. and international companies. To be eligible, companies must be current in their reporting and undergo an annual verification and management certification process. Companies must meet $0.01 bid test and may not be in bankruptcy.” There is a limited trading market for our common stock and our common stock has frequently traded for less than $0.20 per share. Accordingly, there can be no assurance as to the liquidity of any market that may develop for our common stock, the ability of holders of our common stock to sell their shares of our common stock, or the prices at which holders may be able to sell our common stock. Further, because of the thin float, the reported bid and asked prices may have little relationship to the price you would pay if you wanted to buy shares or the price you would receive if you wanted to sell shares.

Because our common stock is a penny stock, you may have difficulty selling our common stock in the secondary trading market. Our common stock fits the definition of a penny stock and therefore is subject to the rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. The SEC rules may have the effect of reducing trading activity in our common stock making it more difficult for investors to purchase and sell their shares. The SEC’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the SEC, including, but not limited to, the nature and level of risks in the penny stock market. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction. In addition, the SEC’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction. The existence of the SEC’s rules may result in a lower trading volume of our common stock and lower trading prices. Further, some broker-dealers will not process transactions in penny stocks or stocks that are not listed on a stock exchange which will make it difficult for you to purchase or sell our common stock.

Our lack of internal controls over financial reporting may affect the market for and price of our common stock. Our disclosure controls and our internal controls over financial reporting are not effective because of material weaknesses. Since we became engaged in the intellectual property management business in 2008, we have not had the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. Our continued poor financial condition together with the fact that we have one full time employee, who is both our chief executive officer and our acting chief financial officer, makes it difficult for us to implement a system of internal controls over financial reporting, and we cannot assure you that we will be able to develop and implement the necessary controls. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise debt or equity financing. Further, our previously reported need to restate our audited financial statements for 2023 reflected a material weakness in our internal controls over financial reporting, which may have an adverse impact on our business.

Our lack of a full-time chief financial officer has impacted our ability to develop financial controls, which could affect the market price for our common stock. We do not have a full-time chief financial officer. At present, our chief executive officer, who does not have an accounting background, is also our acting chief financial officer. We do not anticipate that we will be able to hire a qualified chief financial officer unless our financial condition improves significantly. The lack of an experienced chief financial officer, together with our lack of internal controls, may affect the market price of and the market price for our common stock and impair our ability to raise money through and to enter into agreements with owners of intellectual property rights.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value. As of the date of this annual report, there has been limited trading activity in our common stock. There can be no assurance that any significant market will ever develop in our common stock. Because of the low public float and the absence of any significant trading volume, the reported prices may not reflect the price at which you would be able to sell shares if you want to sell any shares you own or buy shares if you wish to buy share. Further, stocks with a low public float may be more subject to manipulation than a stock that has a significant public float. The price may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

●	our low stock price, which may result in a modest dollar purchase or sale of our common stock having a disproportionately large effect on the stock price;

●	the market’s perception as to our ability to generate positive cash flow or earnings from our intellectual property portfolios;

●	changes in our, or if any securities analysts follow our stock, which is not likely because of our stock price and volume and history of losses, the securities analysts’ estimate of our financial performance;

●	our ability or perceived ability to obtain necessary financing for operations and for the monetization of our intellectual property rights;

●	the market’s perception of the effects of legislation or court decisions on our business;

●	the market’s perception that a defendant may obtain a judgement against a subsidiary and foreclose on the intellectual property of the subsidiary, which may result in a default under our agreements with QPRC Finance, QFL and QF3 and, even if a default is not claimed, QPRC Finance or QF3 may not provide financing for us;

●	the results or anticipated results of litigation by or against us;

●	the anticipated or actual results of our operations;

●	events or conditions relating to the enforcement of intellectual property rights generally;

●	changes in market valuations of other intellectual property marketing companies;

●	any discrepancy between anticipated or projected results and actual results of our operations;

●	the market’s perception or our ability to continue to make our filings with the SEC in a timely manner;

●	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

●	other matters not within our control.

Raising funds by issuing equity or convertible debt securities could dilute the value of the common stock and impose restrictions on our working capital. If we were to raise additional capital by issuing equity securities, either alone or in connection with a non-equity financing, the value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the per share value of the outstanding shares, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer a dilution in value with the issuance of such additional shares. Because of the low price of our stock and our working capital deficiency, the dilution to our stockholders could be significant. We may have difficulty in raising funds through the sale of debt securities because of both our financial position, the lack of any collateral on which a lender may place a value, and the absence of any history of significant monetizing of our intellectual property rights. If we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations.

Because we have a classified board of directors, it may be more difficult for a third-party to obtain control of us. As a result of the approval by our stockholders of our amended and restated certificate of incorporation, our board of directors is a classified board, which means that at each annual meeting, the stockholder will vote for only one-third of the board. A classified board of directors may make it more difficult for a third-party to gain control of us which may affect the opportunity of our stockholders to receive any potential benefit which could be available from a third-party seeking to obtain control over us.

We do not intend to pay any cash dividends in the foreseeable future. We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. You can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially.

These risks and uncertainties, many of which are beyond our control, include, and are not limited to:

●	Our ability to generate revenue from our intellectual property rights pursuant to , including our ability to license our intellectual property rights and our ability to be successful in any litigation which we may commence in order to seek to monetize our intellectual property rights, including pending litigation;

●	Our ability or perceived ability to obtain necessary financing for operations and for the monetization of our intellectual property rights;

●	Our ability to remain current with respect to our obligations under patent purchase agreements, the failure of which could result in a default under our agreement with QPRC Finance or, even if the failure does not result in a default, it may affect the willingness of QF3 to make advances to us under the funding agreement;

●	Our ability to generate sufficient proceeds from our intellectual property rights to enable us to realize any cash flow after payments to our funding sources, including QPRC Finance and QF3 under our financing agreements with QPRC Finance, QF3 and QFL, our restructured agreement with Intelligent Partners, LLC (“Intelligent Partners”), and payments due to counsel, as well as payment obligations to sellers of intellectual property rights that we acquire;

●	Our ability to identify intellectual property for technologies for which there is a significant potential market which QPRC Finance or QF3 is willing to fund and to find other funding sources if QPRC Finance or QF3 or their affiliates is not willing to fund the acquisition of the intellectual property and our ability to negotiate terms for the acquisition such intellectual property on terms which QPRC Finance or QF3 is willing to fund;

●	Our ability or perceived ability to obtain necessary financing for operations, including financing for patent acquisitions and legal fees;

●	The effect of any adverse decision in any action which one of our subsidiaries may commence, including the award of legal fees in favor of a defendant, which may result in the bankruptcy of the subsidiary which could result in a default under our agreements with QPRC Finance or QF3 or any other funding source which finances the litigation of such subsidiary;

●	The effects on our business, financial conditions and ownership of proprietary rights in the event of any default under our agreements with QPRC Finance, QF3, QFL or Intelligent Partners;

●	The effect of legislation and court decisions on our ability to generate revenue from patent and other intellectual property rights as well as the market’s perception of the effects of such legislation or court decisions on our business;

●	Our ability to reduce the cost of litigation through contingent fees with counsel;

●	The results or anticipated results of litigation by or against us, including any actions or motions by defendants seeking legal fees or any other recovery from us in the event that a court decision is against us or otherwise does not uphold our intellectual property rights;

●	The effects on us in the event that any party against which we commence litigation obtains a judgement against one of our subsidiaries and seeks to foreclose on the intellectual property owned by the subsidiary which may result in a default under our agreements with QPRC Finance, QFL and QF3.

●	Our failure to develop effective disclosure controls and internal controls over financial reporting.

●	The anticipated or actual results of our operations;

●	Events or conditions relating to the enforcement of intellectual property rights generally;

●	The development of a market for our common stock;

●	Our ability to retain our key executive officers and identify, hire and retain additional key employees;

●	Any discrepancy between anticipated or projected results and actual results of our operations;

●	Any decline in our stock price which results in our common stock no longer being traded on the OTCQB which could result in a default under our funding agreements;

●	The market’s perception as to our ability to continue to make our filings with the SEC in a timely manner and for our stock to continue to be traded on the OTCQB;

●	Actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price;

●	The sale or the market’s perception of the possible sale by the selling stockholders of the shares of common stock pursuant to this prospectus;

●	Any damages we may be required to pay in the event that we do not keep the registration statement covering shares to be sold which are owned by Andrew Fitton and Michael Carper or issuable upon warrants held by QFL, current and effective without their ability to sell pursuant to Rule 144 or our ability to continue to have our stock traded on the OTCQB;

●	The effect of pandemics or other major outbreaks of disease or civil disruptions or other events which have the effect of reducing court schedules which results in courts giving a lower priority to legal action such as those we file and the ability or willingness of defendants to reach a settlement on our claims, and impairment in the financial condition or bankruptcy of defendants and potential defendants in action which we commenced or may commence;

●	The effect of the war against Iran as it may relate, among other things, to (i) our ability to acquire intellectual property rights or to obtain financing for any intellectual property rights which we may seek to acquire; and (ii) the market for and the market price of our common stock; and

●	Other matters not within our control.

In addition, factors that could cause or contribute to such differences include, but are not limited to, those discussed in this registration statement, and in particular, the risks discussed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as those discussed in other documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholder of their common stock.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of April 27, 2026, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The following table sets forth, as to the selling stockholders, the number of shares beneficially owned, the number of shares being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding
QPRC Finance LLC[1]	962,463	500,000	462,463	4.99%
Andrew C. Fitton	674,074	350,000	324,074	6.1%
Michael Carper	288,889	150,000	138,889	2.6%

[1]	The shares beneficially owned by QFL represent shares of common stock issuable upon exercise of a warrant to purchase 962,463 shares of common stock, which is subject to increase as provided in the warrant. The holder of warrant, together with the affiliates of the holder, cannot exercise the warrant to the extent that the number of shares owned by the holder and its affiliates, after giving effect to the issuance upon exercise do not exceed 4.99% of the outstanding common stock. As of the date of this prospectus, based upon 5,331,973 shares of common stock outstanding, QFL will not be able to exercise the warrant for more than 280,039 shares of common stock. QFL may exercise the warrant for more than that number of shares to the extent that we issue additional shares of common stock, including shares issuable upon exercise of the warrant, or to the extent that QFL sells shares issued upon such exercise.

The selling stockholders do not have, and within the past three years have not had, any position, office or material relationship with us or with any of our predecessors or affiliates except as described below.

Issuances of Shares to Selling Stockholders

Issuance of Warrant to QFL

On February 22, 2021, we entered into a series of agreements, all dated February 19, 2021,with QFL, including a Prepaid Forward Purchase Agreement, which was amended and restated in May 2024 pursuant to which QFL made available to us: (i) $2,653,000 for the acquisition of mutually agreed patent rights that the Company intended to monetize; (ii) $2,000,000 for operating expenses; and (iii) $1,750,000 to fund the cash payment portion of the restructure of our obligations to Intelligent Partners. During the year ended December 31, 2024, we repaid the full outstanding principal balance of $1,525,502. No further advances are to be made pursuant to the Purchase Agreement with QFL. These agreements are described under “Business – Agreements with QF3, QFL and Intelligent Partners” In connection with these agreements, we granted QFL ten-year warrants to purchase a total of up to 962,463 shares of our common stock, with an exercise price of $0.54 per share which may be exercised from February 19, 2021 through February 18, 2031 on a cash or cashless basis. Exercisability of the Warrant is limited if, upon exercise, the holder would beneficially own more than 4.99% (the “Maximum Percentage”) of our common stock, except that by written notice to us, the holder may change the Maximum Percentage to any other percentage not in excess of 9.99% provided any such change will not be effective until the 61st day following notice to us. The warrant also contains certain minimum ownership percentage anti-dilution rights pursuant to which the aggregate number of shares of common stock purchasable upon the initial exercise of the warrant shall not be less than 10% of the aggregate number of outstanding shares of our capital stock (determined on a fully diluted basis).

Pursuant to the QFL Board Observation Rights Agreement, until the later of the date on which QFL or its affiliates (i) have received the entirety of their Investment Return (as defined in Purchase Agreement), and (ii) no longer hold any Securities, we granted QFL the right, exercisable at any time during the Observation Period, to appoint a representative to attend meetings (including, without limitation, telephonic or other electronic meetings) of our board of directors and any committee thereof, including executive sessions, in an observer capacity.

Issuance of shares to Andrew Fitton and Michael Carper

Pursuant to a securities purchase agreement dated October 22, 2015, between United Wireless and us and certain of our subsidiaries, we sold 500,000 shares of common stock to United Wireless at $0.50 per share, or an aggregate of $250,000. The shares were issued in connection a financing to provide us with funds to purchase intellectual property rights, and United Wireless subsequently made additional advances to us for the purchase intellectual property rights. At September 30, 2020, promissory notes in the principal amount of $4,672,810 were outstanding. United Wireless assigned the shares to Mr. Fitton (350,000 shares) and Mr. Carper (150,000 shares). These shares are being sold by Mr. Fitton and Mr. Carper pursuant to this prospectus. United Wireless assigned the promissory notes to Intelligent Partners, LLC, which is an affiliate of United Wireless and is owned by Mr. Fitton and Mr. Carper. The notes became due by their terms on September 30, 2020, and we did not make any payment on account of principal of and interest on the notes at that date. As a result, Intelligent Partners had the right to declare a default under the notes, and, if Intelligent Partners had taken such action, it would have been necessary for us to seek protection under the Bankruptcy Act. Subsequent to September 30, 2020, we engaged in negotiations with Intelligent Partners in parallel with our negotiations with QFL, with a view to restructuring our obligations under the United Wireless agreements, including the notes, so that we no longer had any obligations under the notes or the securities purchase agreement. These negotiations resulted in a Restructure Agreement dated February 22, 2021 pursuant to which we paid Intelligent Partners $1,750,000 from the proceeds from our agreements with QFL. The Restructure Agreement and the related agreements are described under “Business- Restructure Agreement with Intelligent Partners.” Pursuant to the Restructure Agreement, Intelligent Partners assigned $250,000 of the note to Mr. Fitton and Mr. Carper, who converted the note into 462,963 shares of common stock, of which 324,075 shares were issued to Mr. Fitton and 138,888 shares issued to Mr. Carper, and we granted to Intellectual Partners an option, which expired on September 30, 2025, to purchase 500,000 shares at $0.54 per share. Pursuant to the Intelligent Partners Board Observation Rights Agreement, we granted Intelligent Partners the right until we have made payments pursuant to restructure agreement and the monetization agreements totaling $2,805,000 to appoint a representative to attend meetings of the board of directors and any committee thereof, including executive sessions, in an observer capacity. Intelligent Partners has exercised this right.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. The shares offered by this prospectus may be sold by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the shares as agent but may purchase a position and resell a portion of the block as principal to facilitate the transaction;

●	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange if we are listed on an exchange at the time of sale;

●	privately negotiated transactions, including gifts;

●	covering short sales made after the date of this prospectus;

●	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method of sale permitted pursuant to applicable law.

To the extent permitted under Rule 144, the selling stockholders may also sell the shares owned by them pursuant to Rule 144 rather than pursuant to this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the selling stockholders is an affiliate of any broker-dealer.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if the selling stockholders default in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions or lend or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We may be required to amend or supplement this prospectus in the event that (a) a selling stockholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling stockholder, in which case we will be required to amend or supplement this prospectus to name the selling stockholder, or (b) any one or more selling stockholders sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTCQB Market under the symbol QPRC.  Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Stockholders of Record

As of May 4, 2026, we had 408 holders of record of our common stock.

Transfer Agent

Continental Stock Transfer & Trust Company, One State Street, 30th floor, New York, New York 10004-1561 is the transfer agent for our common stock.

Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.

Securities Authorized for Issuance under Equity Compensation Agreements

The following table gives information concerning common stock that may be issued upon the exercise of options granted to certain officers, directors and consultants under their respective individual compensation agreements with us as of December 31, 2025.

Equity Compensation Agreements Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
As of December 31, 2025
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders (1)	1,500,000	$3.00	1,760,000
Total	1,500,000	$3.00	1,760,000

Recent sales of unregistered securities.

We did not sell any unregistered securities since January 1, 2024.

BUSINESS

Overview

We are an intellectual property asset management company. Our principal operations include the acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly-owned subsidiaries. We currently own, control or manage twenty-four intellectual property portfolios of which we are currently seeking or may seek monetization with respect to seven, which principally consist of patent rights. As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate, patent infringement lawsuits and engage in patent infringement litigation in order to generate revenue. We anticipate that our primary source of revenue will come from the grant of licenses to use our intellectual property, including primarily licenses granted as part of the settlement of patent infringement lawsuits.

Intellectual property monetization includes the generation of revenue and proceeds from the licensing of patents, patented technologies and other intellectual property rights. Patent litigation is often, and for us has been, a necessary element of intellectual property monetization where a patent owner, or a representative of the patent owner, seeks to protect its patent rights against the unlicensed manufacture, sale, and use of the owner’s patent rights or products which incorporate the owner’s patent rights. In general, we seek to monetize the bundle of rights granted by the patents through structured licensing and when necessary, enforcement of those rights through litigation, although to date all of our patent license revenues have resulted from litigation. To date all of our revenue from the licensing of our patents has resulted from litigation commenced by us.

We intend to seek to develop our business by acquiring intellectual property rights, either in the form of ownership of or an exclusive license to the underlying intellectual property. Our goal is to enter into agreements with inventors or owners of innovative technologies for which we believe there may be a significant market for products which use or incorporate the intellectual property. We seek to purchase all of, or interests in, intellectual property in exchange for cash, securities of our company, the formation or a joint venture or separate subsidiary in which the owner has an equity interest, and/or interests in the monetization of those assets. Our revenue from this aspect of our business can be generated through licensing and, when necessary, which is typically the case, litigation. We engage in due diligence and a principled risk underwriting process to evaluate the merits and potential value of any acquisition, partnership or joint venture. We seek to structure the terms of our acquisitions in a manner that will achieve the highest risk-adjusted returns possible, in the context of our financial condition which often results in a structure whereby either the seller or the financing source receives the first net proceeds from monetization of the intellectual property. Thus, in connection with the acquisition of intellectual property portfolios, we have granted the party providing the financing an interest in any recovery we have with respect to the intellectual property purchased with the financing, and we expect that we will have to continue to grant such interests until and unless we have generated sufficient cash from licensing our intellectual property to enable us to acquire additional intellectual property portfolios without outside financing. However, we cannot assure you that we will ever generate sufficient revenues to enable us to purchase additional intellectual property without third-party financing.

We employ a due diligence process before completing the acquisition of an intellectual property interest. We begin with an investment thesis supporting the potential transaction and then proceed to test the thesis through an examination of the critical drivers of the value of the underlying intellectual property asset. Such an examination focuses on areas such as title and inventorship issues, the quality of the drafting and prosecution of the intellectual property assets, legal risks inherent in licensing programs generally, the applicability of the invention to the relevant marketplace and other issues such as the effects of venue and other procedural issues. If we require financing to acquire intellectual property, we will have to satisfy our financing sources, which may be QPRC Finance and QF3, that we have the ability to monetize the intellectual property. However, our financial position may affect our ability to conduct adequate due diligence with respect to intellectual property rights or to acquire valuable intellectual property. This due diligence effort is conducted by our chief executive officer, who is our only full-time employee.

It has been necessary to commence litigation in order to obtain a recovery for past infringement of, or to license the use of, our intellectual property rights. Intellectual property litigation is very expensive, with no certainty of any recovery. To the extent possible we seek to engage counsel on a contingent fee or partial contingent fee basis, which significantly reduces our litigation cost, but which also reduces the value of the recovery to us. We do not have the resources to enable us to fund the cost of litigation. To the extent that we cannot secure counsel on a contingent basis and cannot fund litigation ourselves, which, considering our financial position, is likely to be the case, we may enter into an agreement with a third-party, which may be an independent third-party, such as QPRC Finance or QF3, to finance the cost of litigation. In view of our limited cash and our working capital deficiency, we are not able to institute any monetization program that may require litigation unless we engage counsel on a fully contingent basis, or we obtain funding from third-party funding sources. In these cases, counsel may be afforded a greater participation in the recovery and the third-party that funds the litigation would be entitled to participate in any recovery.

Our Organization

We were incorporated in Delaware on July 17, 1987 under the name Phase Out of America. On September 21, 1997, we changed our name to Quest Products Corporation, and, on June 6, 2007, we changed our name to Quest Patent Research Corporation. We have been engaged in the intellectual property monetization business since 2008. Our executive principal office is located at 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411, telephone (888) 743-7577. Our website is www.qprc.com. Information contained on or derived from our website, or any other website or any social media does not constitute a part of this prospectus.

Agreements with QPRC Finance

On April 11, 2025, we and MR, entered into a series of agreements, all dated April 11, 2025, with QPRC Finance, which is an unrelated party. The agreements are (i) the QPRC Purchase Agreement, (ii) the QPRC Finance Security Agreement (iii) the QPRC Finance Patent Security Agreement, (iv) the Subordination Agreement among us, MR, other of our subsidiaries and Intelligent Partners, (v) The Letter of Instructions to the Law Firm, which is to represent MR in the litigation relating to the monetization of the patents purchased with the proceeds of the financing from QPRC Finance (the “Law Firm”) as to the disposition of any funds generated from the proceeds of the financing, (vi) the Waterfall Agreement among us, MR, QPRC Finance and the Law Firm as to allocation of proceeds of such monetization (the “Waterfall Agreement” and, together with the QPRC Finance Purchase Agreement, the QPRC Finance Security Agreement, the QPRC Finance Patent Security Agreement, the Subordination Agreement and the Letter of Instructions, the “QPRC Finance Investment Documents”). On April 17, 2025, Intelligent Partners executed the Subordination Agreement, which was a condition to the obligations of QPRC Finance to advance any funding to us and MR.

Pursuant to the QPRC Finance Purchase Agreement, QPRC Finance agreed to make available to us a financing facility of (a) up to $3,000,000 for operating expenses, of which up to $1,500,000 may be provided during the year commencing on April 11, 2025, the date of the QPRC Finance Purchase Agreement, and up to $1,500,000 may be provided in the following year; (b) up to $9,000,000 to fund the purchase by MR of certain patent assets from Monterey Research LLC (“Monterey”) pursuant to the Monterey Agreement,” and (c) up to $7,500,000 for patent enforcement costs, including legal fees subject to budget limitations to be agreed upon. In return, we transferred to QPRC Finance the right to receive a portion of net proceeds generated from the monetization of those patents.

On April 18, 2025, MR took down $9,000,000 of proceeds from the QPRC Finance financing to purchase the patent portfolio from Monterey, which consisted of more than 2,500 United States patents, foreign patents and patent applications, pursuant to the Monterey Agreement. These patents relate to data storage device security and semiconductor circuitry. The payment was made directly from QPRC Finance to Monterey in accordance with instructions from us and MR. We also requested $750,000 for operating expenses, which as of the date of this prospectus has not been granted.

Pursuant to the QPRC Finance Security Agreement, our and MR’s obligations under the QPRC Finance Purchase Agreement are secured by: (a) the value of anything received from the monetization of the intellectual property rights covered by the QPRC Finance Security Agreement; (b) the patents acquired pursuant to the Monterey Agreement and any other patents acquired by us, MR or their affiliates subsequent to the date of the QPRC Finance Purchase Agreement wholly or partially with funds provided by QPRC Finance; (c) all general intangibles now or hereafter arising from or related to the foregoing (a) and (b); and (d) proceeds (including, without limitation, cash proceeds and insurance proceeds) and products of the foregoing (a)-(c).

Pursuant to the QPRC Finance Patent Security Agreement, we and MR granted QPRC Finance a first priority continuing security interest in and lien upon patents covered by the QPRC Finance Security Agreement. The QPRC Finance Patent Security Agreement is the instrument that is filed with the United States Patent and Trademark Office and other government agencies to perfect QPRC Finance’s security interest in such collateral.

Pursuant to the QPRC Finance Purchase Agreement, we and MR transferred to QPRC Finance the right to receive a portion of net proceeds generated from the monetization of those patents covered by the QPRC Finance Security Agreement, during which time the Company and MR do not receive any portion of the net proceeds. The Waterfall Agreement sets forth the details of the order of payment. Pursuant to the Waterfall Agreement, (i) 100% of the net proceeds is paid to QPRC Finance until QPRC Finance has received its initial recovery amount; (ii) 90% of the net proceeds are distributed to QPRC Finance and 10% to the Company and MR until QPRC Finance has received an amount determined pursuant to the QPRC Finance Purchase Agreement, (iii) 100% to QPRC Finance until QPRC Finance has received an agreed upon amount, and (iv) any net proceeds remaining after the foregoing distributions are paid to us and MR and the Law Firm in accordance with the Waterfall Agreement, in view of the plan to pay the Law Firm pursuant to a budget from the distribution allocated to patent enforcement costs. Any contingent payments due Monterey in addition to the $9,000,000 paid from the initial distribution from QPRC Finance shall be paid from the funds paid to the Company and MR pursuant to the Waterfall Agreement. Except in an Event of Default, as defined in the QPRC Finance Investment Documents, all payment obligations by the Company and MR to QPRC Finance pursuant to the QPRC Finance Purchase Agreement are non-recourse and shall be paid only from net proceeds from monetization, if any, of the patent rights owned or acquired by us or MR utilizing the QPRC Finance facility.

Events of Default include any breach of the QPRC Finance Investment Documents, including non-payment, material misrepresentation, security interest compromise, the Company’s insolvency, criminal indictment or felony conviction of one or our officers or directors, our current chief executive no longer serving as our chief executive or as a director, a material breach of our retention agreement with counsel, us or any of our affiliates breaching any other present or future agreement with QPRC Finance or any of its affiliates, which include QFL or QF3, and the occurrence of any event of default under the restructure agreement with Intelligent Partners. In addition to all rights and remedies available under law and the QPRC Finance Investment Documents, upon and Event of Default, QPRC Finance may: (i) declare the Investment Return, as defined in the QPRC Finance Purchase Agreement immediately due and payable, (ii) except in the event of our or MR’s insolvency, declare an amount equal to the greater of the aggregate amount of the purchase price payments made pursuant to the QPRC Finance Purchase Agreement plus interest at the prime or the net proceeds received prior to the date of such termination immediately due and payable.

Under the QPRC Finance Purchase Agreement, QPRC Finance may terminate capital advances other than in an Event of Default by giving written notice to the Company in which case QPRC Finance’s interest in net proceeds shall be an amount equal to the greater of (i) the capital advanced to the Company plus interest at the prime rate, on the one hand, and (ii) net proceeds received by QPRC Finance prior to the date of such termination.

Pursuant to the Subordination Agreement, we, MR, other of our subsidiaries and Intelligent Partner agreed to the priority of our and MR’s obligations to QPRC Finance.

Pursuant to the Monterey Agreement, MR purchased a patent portfolio from Monterey for a purchase price of $9,000,000, which was paid from an advance from QPRC Finance. The agreement provides that after MR has received an amount equal to 200% of the sum of the purchase price plus other money deployed to the monetization of the assigned patents, the next $7,000,000 is paid to Monterey and thereafter Monterey is to receive 20% of net licensing revenues. The QPRC Finance Investment Documents provide for the use of proceeds from the facility for the acquisition of the portfolio from Monterey and does not provide for any future purchases of intellectual property rights.

Agreements with QF3, QFL and Intelligent Partners

On March 12, 2023, we entered into the QF3 Purchase Agreement. Pursuant to the QF3 Purchase Agreement, QF3 agreed to make available to us a financing facility of: (a) up to $25,000,000 for the acquisition of mutually agreed patent rights that we intend to monetize, of which no amounts have been requested or received as of December 31, 2025; (b) up to $4,334,000 for operating expenses, which we have requested and received as of December 31, 2025; and (iii) $3,300,000 to fund the cash payment portion of the purchase price of a patent portfolio acquired from Tower. In return we transferred to QF3 a right to receive a portion of net proceeds generated from the monetization of the Tower patents. We used $3,300,000 proceeds from the QF3 financing as the cash payment portion of the purchase price of a portfolio acquired from Tower. Our obligations to QF3 are secured by the proceeds from the patents acquired with QF3’s funding, the patents and all general intangibles now or hereafter arising from or related to the foregoing and the proceeds and products of the foregoing.

On February 22, 2021, we entered into a Purchase Agreement with QFL and a restructure agreement with Intelligent Partners. Pursuant to the Purchase Agreement with QFL, QFL made available to us a total of $6,402,000, consisting of (a) $2,653,000 for the acquisition of mutually agreed patent rights that we intended to monetize; (b) $2,000,000 for operating expenses, and (iii) $1,750,000 to fund the cash payment portion of the restructure of our obligations to Intelligent Partners. In return we transferred to QFL a right to receive a portion of net proceeds generated from the monetization of those patents.

On May 2, 2024, the funding agreement with QFL was amended and restated to terminate QFL’s funding obligation. During the year ended December 31, 2024 we repaid the full outstanding principal balance of $1,525,502. No further advances are to be made pursuant to the Purchase Agreement with QFL. In connection with the QFL Purchase Agreement, we also granted QFL a ten-year warrant to purchase a total of up to 962,463 shares of our common stock, with an exercise price of $0.54 per share which may be exercised through February 18, 2031 on a cash or cashless basis, subject to certain limitations on exercisability. The warrant also contains certain minimum ownership percentage antidilution rights pursuant to which the aggregate number of shares of common stock purchasable upon the initial exercise of the Warrant shall not be less than 10% of the aggregate number of outstanding shares of our capital stock (determined on a fully diluted basis). A portion of any gain from sale of the shares, net of taxes and costs of exercise, realized prior to the completion of all monetization activities shall be credited against the total return due to QFL pursuant to the Purchase Agreement. At the time of the QFL Purchase Agreement, we were not in compliance with the OTCQB eligibility requirements because of our low stock price. We agreed to take all commercially reasonable steps necessary to regain compliance with the OTCQB eligibility standards as soon as practicable, but in no event later than 12 months from the closing date, and we regained compliance on May 7, 2021. We granted QFL registration rights with respect to the common stock issuable upon exercise of the warrants. We also granted QFL certain board observation rights. Pursuant to the Purchase Agreement, all of the net proceeds from the monetization of the intellectual property acquired with funds from QFL are paid directly to QFL. After QFL has received a negotiated rate of return, we and QFL share net proceeds equally until QFL achieves its investment return, as defined in the agreement. Thereafter, we retain 100% of all net proceeds. Except in an Event of Default, as defined therein, all payments by us to QFL pursuant to the Purchase Agreement are non-recourse and shall be paid only if and after net proceeds from monetization of the patent rights owned or acquired by us are received, or to be received.

Contemporaneously with the execution of the agreements with QFL, we entered into a restructure agreement with Intelligent Partners to eliminate any obligations we had with respect to the outstanding notes and the securities purchase agreement. As part of the restructure of our agreements with Intelligent Partners, we amended the existing MPAs and granted Intelligent Partners certain rights in the monetization proceeds from any new intellectual property we acquire. Under these MPAs, Intelligent Partners receives a 60% interest in the proceeds from our intellectual property owned by the eight Subsidiary Guarantors. Intelligent Partners also participates in the monetization proceeds from new intellectual property that we acquire until the total payments under all the monetization participation agreements equal $2,805,000, as follows: for net proceeds between $0 and $1,000,000, Intelligent Partners receives 10% of the net proceeds realized from new patents, except that if, in any calendar quarter, net proceeds realized by us exceed $1,000,000, Intelligent Partners’ entitlement for that quarter only shall increase to 30% on the portion of net proceeds in excess of $1,000,000 but less than $3,000,000. If in the same calendar quarter, net proceeds exceed $3,000,000, Intelligent Partners’ entitlement for that quarter only shall increase to 50% on the portion of net proceeds in excess of $3,000,000. The payments with respect to the new patents terminate once total payments to Intelligent Partners under all monetization participation agreements reach $2,805,000. The payments to Intellectual Partners with respect new patents are payable from the proceeds which are allocated to us under the QFL and QF3 agreements, which start after QFL and QF3 have received a negotiated rate of return. In connection with the restructure agreement with Intelligent Partners, we entered into a board observation rights agreement with Intelligent Partners. On April 17, 2025, Intelligent Partners notified the Company that it plans to exercise its rights under the board observation rights agreement.

Our Intellectual Property Portfolios

We have twenty-four intellectual property portfolios of which we are seeking to monetize the intellectual property rights of seven portfolios. Our operating subsidiaries own or control the rights to these patent portfolios, covering technologies used in a variety of industries. We generate revenues and related cash flows from licenses granted as part of the settlement of patent infringement lawsuits for the use of patented technologies that our operating subsidiaries control or own.

The seven portfolios which we are currently planning or seeking to monetize are described below.

EDI Portfolio

In July 2022, EDI acquired, via assignment from Edward D. Ioli Trust, all right title and interest to a portfolio of five United States patents and related applications relating to a system and method for controlling vehicles and for providing assistance to operated vehicles (“EDI Portfolio”) for a purchase price consisting of 50% of the net proceeds resulting from monetization of the EDI Portfolio.

HPE Portfolio

Acquired in July 2022 pursuant to an agreement with Hewlett Packard Enterprise Development LP and Hewlett Packard Enterprise Company, the HPE portfolio consists of eight United States Patents across five patent families which relate generally to systems and methods around hardware, software and system security and capabilities (“HPE Portfolio”). We requested and received a capital advance from QFL in the amount of $350,000, which was used to make payment of the purchase price pursuant to the terms of the purchase agreement. The HPE Portfolio is held by our wholly owned subsidiary, Flash Uplink LLC.

HID Portfolio

Acquired by Harbor in March 2023 from Tower, the HID Portfolio consists of seven United States Patents which relate generally to the field of fabrication of semiconductor structures and circuits. We requested and received a capital advance from QF3 in the amount of $3,300,000, which was used to make payment of the purchase price pursuant to the terms of the purchase agreement. Pursuant to the acquisition agreement, Tower is entitled to a portion of the net proceeds, if any, from monetization of the HID Portfolio.

Koyo Portfolio

Acquired in August 2023 by our wholly owned subsidiary, Koyo Licensing LLC pursuant to a purchase agreement with Koji Yoden for the acquisition of two United States Patents relating generally to a user interface at a computing device with a sensitive display (“Koyo Portfolio”). Pursuant to the purchase agreement, after recovery of the purchase price Mr. Yoden is entitled to a portion of net proceeds, if any, as defined in the purchase agreement.

Taasera Portfolio

Acquired by our wholly-owned subsidiary, Taasera Licensing LLC (“TLL”), this portfolio consists of 29 United States patents and two foreign patents which generally relate to the field of network security (the “Taasera Portfolio”). In June 2021 seven patents were acquired via assignment from Taasera, Inc. for the purchase price of $250,000. In August 2021 acquired a portfolio of network security patents from Daedalus Blue LLC (“DBL”) consisting of 22 United States patents and 2 foreign patents. Original assignees of the patents acquired from DBL include International Business Machines Corporation, Internet Security Systems, Inc. and Fiberlink Communications Corporation (“Fiberlink”). ISS and Fiberlink were acquired by IBM in 2006 and 2013, respectively. In September 2019, IBM divested over 500 United States patent assets, as well as a number of foreign counterparts in Asia, Europe, and elsewhere, to Daedalus Group, and affiliate of DBL. Pursuant to the acquisition agreement, DBL is entitled to a portion of the net proceeds from monetization of the TLL portfolio.

Multimodal Media Portfolio

Acquired by our wholly-owned subsidiary, Multimodal Media LLC (“MML”), the Multimodal Media portfolio consists of fifteen United States patents and one pending application which generally relate to systems and methods of recording and sending interactive messages and voice messages using mobile devices, as well as completing a communication after an incomplete call (the “Multimodal Media Portfolio”). MML advanced $642,000 at closing pursuant to an agreement, as amended, with Aawaaz Inc. (“AI”). Under the agreement, MML retains an amount equal to the purchase price plus any fees incurred out of net proceeds, as defined in the agreement, after which AI is entitled to a percentage of further net proceeds realized, if any.

MR Portfolio

Acquired by our wholly owned subsidiary, MR Licensing LLC (“MR”), the MR portfolio consists of over 2,500 United States patents which generally relate to data storage device security and semiconductor circuitry. MR advanced $9,000,000 at closing pursuant to an agreement with Monterey. Under the agreement, MR retains an amount equal to the purchase price plus any fees incurred out of net proceeds, as defined in the agreement, after which Monterey is entitled to a percentage of further net proceeds realized, if any.

Other Portfolios

We also own 17 additional portfolios; however, we do not anticipate allocating any resources to the monetization of the intellectual property of these portfolios. During 2024, we generated revenue from the portfolios described below.

Deepwell Portfolio

Acquired in January 2022, the Deepwell portfolio consists of 12 United States patents and related assets (“Deepwell Portfolio”). Certain of the patents relate generally to the manufacture and operation of integrated circuits. More particularly, embodiments of the present invention relate to 1) selectively coupling Voltage feeds to body bias Voltage in an integrated circuit device; 2) routing body-bias voltage to the MOSFETS (metal oxide semiconductor field effect transistors). Certain other patents in the portfolio relate generally to method and system for conservatively managing store capacity available to a processor issuing stores including but not limited to the utilization of a counter mechanism, whereas the counter mechanism is incremented or decremented based on the occurrence of particular events. In September 2023, Deepwell brought a patent infringement suit in the U.S. District for the Eastern District of Texas against MediaTek Inc. The actions against MediaTek Inc. were resolved in 2024 and revenue for the year ended December 31, 2024 includes revenue from the related settlement.

Pending Litigation and Recent Settlements

In November 2021, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Trend Micro Incorporated. In March 2022, Trend Micro, Inc. filed a complaint against TLL in the U.S. District for the Western District of Texas seeking declaratory judgement of non-infringement of the patents subject to the litigation. In February 2022, TLL brought patent infringement suits in the U.S. District Court for the Eastern District of Texas against Checkpoint Software Technologies Ltd. and Palo Alto Networks, Inc. In March 2022, TLL voluntarily dismissed, without prejudice, the action against Palo Alto Networks, Inc. In March 2022, Palo Alto Networks, Inc. filed a complaint against TLL and the Company in the U.S. District for the Southern District of New York seeking declaratory judgement of non-infringement of the patents in suit. In May 2022, Trend Micro Inc. filed a motion with the Panel on Multidistrict Litigation seeking to have the pending actions consolidated into a centralized multidistrict litigation for pretrial proceedings. In August 2022, the Judicial Panel on Multidistrict Litigation consolidated all actions in the U.S. District for the Eastern District of Texas. In October 2022, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Fortinet, Inc., Crowdstrike, Inc. et.al., and Musarubra US, LLC. The actions against Trend Micro Incorporated, Checkpoint Software Technologies Ltd, Palo Alto Networks, Inc. and Crowdstrike, Inc. were resolved in 2023 and our revenue for the year ended December 31, 2023 included revenue from the related settlements. In February 2024, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Sonicwall, Inc. The actions against Fortinet, Inc., Musarubra US LLC, and Sonicwall Inc. have been resolved and revenue for the year ended December 31, 2024 includes revenue from the related settlements.

In November 2021, MML brought patent infringement suits in the U.S. District for the Eastern District of Texas against ZTE Corporation and Guangdong OPPO Mobile Telecommunications Corp., Ltd. In November 2022, MML brought patent infringement suits in the U.S. District for the Eastern District of Texas against Samsung Electronics Co., Ltd. et al and TCL Technology Group Corporation et al. In June 2022, MML and AI agreed to amend the Purchase Agreement to add two additional patent families for an additional $92,000. We requested and received a capital advance from QFL in the amount of $92,000, which we used to make payment to AI in August 2022 pursuant to the amendment to the Purchase Agreement. The actions against ZTE Corporation and Guangdong OPPO Mobile Telecommunications Corp., Ltd. were resolved in 2023 and revenue for the year ended December 31, 2023 included revenue from the related settlements. The actions against Samsung Electronics Co., Ltd. Et al were resolved in 2024 and revenue for the year ended December 31, 2024 includes revenue from the related settlement.

In September 2023, Deepwell brought a patent infringement suit in the U.S. District for the Eastern District of Texas against MediaTek Inc. The action against MediaTek, Inc. has been resolved and revenue for the year ended December 31, 2024 includes revenue from the related settlement.

In February 2024, Harbor Island Dynamic (“HID”) brought a patent infringement suit in the U.S. District for the Eastern District of Texas against Samsung Electronics Co., Ltd. et al. (“Samsung”). In August 2024, Harbor Island Dynamic brought a patent infringement suit in the U.S. District for the Eastern District of Texas against NXP Semiconductors NV et. al. In September 2024, Samsung requested inter partes review of U.S. Patent 7,745,886, U.S. Patent 9,147,609, U.S. Patent 7,772,673 and U.S. Patent 9,245,826. The petitions for review were granted in April 2025. In February and March 2026, the Patent Trial and Appeal Board issued final written decisions canceling all claims of the four patents. HID has appealed the decision with respect to U.S. Patent 7,772,673 and requested director review of the decisions with respect to U.S. Patent 9,147,609 and U.S. Patent 9,245,826.

In April 2025, MR brought patent infringement suits in the U.S. District for the Eastern District of Texas against Renesas Electronics Corporation, Denso Corporation and Denso International America. In July 2025, Renesas requested exparte reexamination by the USPTO of U.S. Patent 6,243,300, U.S. Patent 7,089,133, and U.S. Patent 7,825,688. In March 2026 the reexaminations commenced.

In July 2025, MR was joined as a plaintiff to a patent infringement suit filed in April 2024 by Monterey Research, LLC in the U.S. District for the Eastern District of Texas against Renesas Electronics Corporation, Denso Corporation and Denso International America.

In June 2025, MR brought patent infringement suits in the U.S. District for the Eastern District of Texas against Seagate Technology Holdings Plc, Seagate Singapore International Headquarters Pte. Ltd, Seagate Technology International, Seagate Technology (Thailand) Limited, and Seagate Technology (Netherlands) BV.

In August 2025, MR brought a patent infringement suit in the U.S. District for the Eastern District of Texas against Texas Instruments, Inc.

In December 2025, Koyo brought patent infringement suits in the U.S. District for the Eastern District of Texas against Samsung Electronics Co., Ltd.

et al.

In January 2026, MR brought a second patent infringement suit in the U.S. District for the Eastern District of Texas against Renesas Electronics Corporation.

The actions by HID, MR and Koyo are pending.

Competition

We encounter and expect to continue to encounter competition in the areas of intellectual property acquisitions for the sake of licensure from both private and publicly traded companies that engage in intellectual property monetization activities. Such competitors and potential competitors include companies seeking to acquire the same intellectual property assets and intellectual property rights that we may seek to acquire. Entities such as Acacia Research Corporation, Intellectual Ventures, Quarterhill Inc., MOSAID Technologies Inc., Network-1 Security Solutions, Interdigital, Inc., IPValue Management Inc., Pendrell Corporation, Inventergy Global, Inc., Netlist Inc., Parkervision Inc., Walker Innovation, Inc., Anjay Venture Partners, LLC, Daedalus Group LLC, Netlist Inc. and others derive all or a substantial portion of their revenue from intellectual property monetization activities, and we expect more entities to enter the market. Most of our competitors have longer operating histories and significantly greater financial resources and personnel than we have.

We also compete with venture capital firms, strategic corporate buyers and various industry leaders for intellectual property and technology acquisitions and licensing opportunities. Many of these competitors have more financial and human resources than our company. In seeking to obtain intellectual property assets or intellectual property rights, we seek to both demonstrate our understanding of the intellectual property that we are seeking to acquire or license and our ability to monetize their intellectual property rights. Our weak cash position and history of losses, together with our low stock price and our stock not being listed on a stock exchange, may impair our ability to negotiate successfully with the intellectual property owners.

Other companies may develop competing technologies that offer better or less expensive alternatives to intellectual property rights that we may acquire and/or license. Many potential competitors may have significantly greater resources than we do. The development of technological advances or entirely different approaches could render certain of the technologies owned or controlled by our operating subsidiaries obsolete and/or uneconomical.

Research and Development

We did not incur research and development expenses during 2025 or 2024, since research and development are not part of our business.

Consulting Contracts

On February 22, 2021, we entered into advisory service agreement with three consultants pursuant to which they will provide services to us in connection with the development of our business. The agreements have a term of ten years and may be terminated by us for cause or upon the death or disability of the consultants.

Pursuant to the consulting agreement, we granted options to purchase a total of 900,000 shares of Common Stock which options expire on February 21, 2031. Option to purchase 300,000 shares of Common Stock at $1.00 per share, 100,000 shares at $3.00 per share and 100,000 shares at $5.00 per share are currently exercisable. Option to purchase 200,000 shares at an exercise price of $3.00 per share, become exercisable on the first day on which the Company files with the SEC a Form 10-K or Form 10-Q which reports stockholders’ equity of at least $5,000,000 and options to purchase 200,000 shares at an exercise price of $5.00 per share become exercisable on the date on which the Common Stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange.

Employees

As of May 4, 2026, we have two employees, who are our officers, one of whom works on a part-time basis. Our employees are not represented by a labor union, and we consider our employee relations to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated audited financial statements at December 31, 2025 and 2024 and the years then ended included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.” Our actual results could differ materially from those anticipated in the forward-looking statements.

Overview

Our principal operations include the development, acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly owned subsidiaries. We currently own, control or manage twenty-four intellectual property portfolios, of which we are currently seeking or may seek monetization with respect to seven, which principally consist of patent rights. As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for either us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate patent infringement lawsuits and engage in patent infringement litigation. We anticipate that our primary source of revenue will come from the grant of licenses to use our intellectual property, including licenses granted as part of the settlement of patent infringement lawsuits.

Market and Economic Conditions

Macroeconomic trends may result in adverse impacts on our business, and we continue to monitor these potential impacts, including potential economic recession, the effects of tariffs by the United States and counter-tariffs by other countries; changes in the Federal Reserve’s monetary policy, as well as geopolitical risks, including the war with Iran and actions taken by the United States and Iran which effectively block traffic through the Strait of Hormuz, Russian invasion of Ukraine and the potential resolution of the war and its effect on Europe; the continuing war between Israel and Hamas and Hezbollah and any further intensification of hostilities with others.  We cannot predict the timing, strength, or duration of any future economic slowdown or any subsequent recovery generally, or in any industry. A significant downturn in economic conditions may adversely affect the intellectual property licensing market including the financial condition of financing sources and the willingness of potential financing sources to provide funding for our litigation; a law firms’ ability and willingness to provide us with legal services on acceptable contingent fee terms; and the financial condition and prospects of defendants and potential defendants, which could make it less likely that they would be willing to settle our claim.

Further, to the extent that holders of intellectual property rights consider these and other macroeconomic factors, they may be reluctant to sell intellectual property to us on terms which are acceptable to us, if at all.

We seek to generate revenue from patent licensing fees from the licensing of our intellectual property, primarily from litigation relating to enforcement of our intellectual property rights. For the year ended December 31, 2025 we did not generate any such revenue. All of the revenue for the year ended December 31, 2024 was from patent licensing fees, of which approximately 84% was paid to the patent seller, funding sources and legal counsel pursuant to our agreements with patent sellers, funding sources and legal counsel.

Because of the nature of our business transactions to date, we recognize revenues from licensing upon execution of a license agreement following settlement of litigation and not over the life of the patent. Thus, we would recognize revenue when we receive the license fee or settlement payment. Although we would prefer to develop portfolios of intellectual property rights that provide us a continuing stream of revenue, to date we have not been successful in doing so, and we do not anticipate that we will be able to generate any significant revenue from licenses that provide a continuing stream of revenue. Thus, to the extent that we continue to generate cash from single payment licenses, our revenue can, and is likely to, vary significantly from quarter to quarter and year to year. Our gross profit from license fees reflects the payment of any royalties due in connection with our license.

It has been necessary to commence litigation in order to obtain a recovery for past infringement of, or to license the use of, our intellectual property rights. Intellectual property litigation is very expensive, with no certainty of any recovery. To the extent possible we seek to engage counsel on a contingent fee or partial contingent fee basis, which significantly reduces our litigation cost, but which also reduces the value of the recovery to us. We do not have the resources to enable us to fund the cost of litigation. Because we cannot fund litigation ourselves, we need to enter into an agreement with a third-party funding source. Our agreements with the funding sources typically provide that the funding source pays the litigation costs and that the funding source receives a percentage of the recovery, thus reducing our recovery in connection with any settlement of the litigation. In view of our limited cash and our working capital deficiency, we are not able to institute any monetization program that may require litigation unless we engage counsel on a fully contingent basis or we obtain funding from third party funding sources. In these cases, counsel may be afforded a greater participation in the recovery and the third party that funds the litigation would be entitled to participate in any recovery. To the extent that we have agreements with counsel and/or litigation funding sources pursuant to which payments made to them represent a portion of the gross recovery, and such payment is contingent upon a recovery, our revenue from litigation reflects the gross recovery from litigation as licensing fees, and payments to counsel and/or litigation funding sources are reflected as cost of revenue.

Agreements with QPRC Finance

On April 11, 2025, we MR, entered into a series of agreements, all dated April 11, 2025, with QPRC Finance. The agreements are (i) the QPRC Finance Purchase Agreement, (iii) the Security Agreement, the QPRC Finance Patent Security Agreement, (iv) the Subordination Agreement, (v) the Letter of Instructions to the Law Firm as to the disposition of any funds generated from the proceeds of the financing, and (vi) the Waterfall Agreement.

Pursuant to the QPRC Finance Purchase Agreement, QPRC Finance agreed to make available to us a financing facility of: (a) up to $3,000,000 for operating expenses of which approximately $2,369,000 has been provided as of March 31, 2026; (b) up to $9,000,000 to fund the purchase by MR of certain patent assets from Monterey pursuant to the agreement between MR and Monterey (the “Monterey Agreement”) and (c) up to $7,500,000 for patent enforcement costs, including legal fees subject to budget limitations to be agreed upon, of which approximately $5,765,000 has been drawn down through March 31, 2026. In return, the Company transferred to QPRC Finance the right to receive a portion of net proceeds generated from the monetization of those patents.

On April 18, 2025, MR took down $9,000,000 of proceeds from the QPRC Finance financing to purchase the patent portfolio from Monterey, which consisted of more than 2,500 United States patents, foreign patents and patent applications, pursuant to the Monterey Agreement. The payment was made directly from QPRC Finance to Monterey in accordance with our instructions. The Monterey Agreement provides that after MR has received an amount equal to 200% of the sum of the purchase price plus other money deployed to the monetization of the assigned patents, the next $7,000,000 is paid to Monterey and thereafter Monterey is to receive 20% of net licensing revenues.

Pursuant to the QPRC Finance Purchase Agreement, we and MR transferred to QPRC Finance the right to receive a portion of net proceeds generated from the monetization of those patents covered by the Security Agreement, during which time we and MR do not receive any portion of the net proceeds. The Waterfall Agreement sets forth the details of the order of payment. Pursuant to the Waterfall Agreement, (i) 100% of the net proceeds is paid to QPRC Finance until QPRC Finance has received its initial recovery amount; (ii) 90% of the net proceeds are distributed to QPRC Finance and 10% to the Company and MR until QPRC Finance has received an amount determined pursuant to the Purchase Agreement, and (iii) any net proceeds remaining after the foregoing distributions are paid to the Company and MR and the Law Firm in accordance with the Waterfall Agreement, in view of the plan to pay the Law Firm pursuant to a budget from the distribution allocated to patent enforcement costs. Any contingent payments due Monterey in addition to the $9,000,000 paid from the initial distribution from QPRC Finance shall be paid from the funds paid to the Company and MR pursuant to the Waterfall Agreement. Except in an Event of Default, as defined therein, all payment obligations by the Company and MR to QPRC Finance pursuant to the Purchase Agreement are non-recourse and shall be paid only from net proceeds from monetization, if any, of the patent rights owned or acquired by the Company or MR utilizing the QPRC Finance facility.

Agreements with QF3, QFL and Intelligent Partners

On March 12, 2023, we entered into a funding agreement with QF3.

Pursuant to the Purchase Agreement with QF3, QF3 agreed to make available to us a financing facility of: (a) up to $25,000,000 for the acquisition of mutually agreed patent rights that we intend to monetize, of which no amounts have been requested or received as of December 31, 2025; (b) up to $4,334,000 for operating expenses, of which the we have requested and received $4,334,000 as of December 31, 2025; and (iii) $3,300,000 to fund the cash payment portion of the purchase price of a patent portfolio acquired from Tower. In return we transferred to QF3 a right to receive a portion of net proceeds generated from the monetization of those patents. We used $3,300,000 proceeds from the QF3 financing as the cash payment portion of the purchase price of a portfolio acquired from Tower. Our obligations to QF3 are secured by the proceeds from the patents acquired with their funding, the patents and all general intangibles now or hereafter arising from or related to the foregoing and the proceeds and products of the foregoing.

On February 22, 2021, we entered into a funding agreement with QFL and a restructure agreement with Intelligent Partners.

Pursuant to the Purchase Agreement with QFL, QFL made available to us a total of $6,402,000, consisting of (a) $2,653,000 for the acquisition of mutually agreed patent rights that we intended to monetize; (b) $2,000,000 for operating expenses; and (iii) $1,750,000 to fund the cash payment portion of the restructure of our obligations to Intelligent Partners. In return we transferred to QFL a right to receive a portion of net proceeds generated from the monetization of those patents. On May 2, 2024 the funding agreement with QFL was amended and restated to terminate QFL’s funding obligation. During the year ended December 31, 2024 we repaid the full outstanding principal balance of $1,525,502. No further advances are to be made pursuant to the Purchase Agreement. In connection with the QFL purchase agreement, we granted QFL a ten-year warrant to purchase a total of up to 962,463 shares of our common stock, with an exercise price of $0.54 per share which may be exercised through February 18, 2031 on a cash or cashless basis, subject to certain limitations on exercisability. The warrant also contains certain minimum ownership percentage antidilution rights pursuant to which the aggregate number of shares of common stock purchasable upon the initial exercise of the Warrant shall not be less than 10% of the aggregate number of outstanding shares of our capital stock (determined on a fully diluted basis). A portion of any gain from sale of the shares, net of taxes and costs of exercise, realized prior to the completion of all monetization activities shall be credited against the total return due to QFL pursuant to the Purchase Agreement. We also agreed to take all commercially reasonable steps necessary to regain compliance with the OTCQB eligibility standards as soon as practicable, but in no event later than 12 months from the closing date, and we regained compliance on May 7, 2021. We granted QFL registration rights with respect to the common stock issuable upon exercise of the warrants. We also granted QFL certain board observation rights. Pursuant to the Purchase Agreement, all of the net proceeds from the monetization of the intellectual property acquired with funds from QFL are paid directly to QFL. After QFL has received a negotiated rate of return, we and QFL share net proceeds equally until QFL achieves its investment return, as defined in the agreement. Thereafter, we retain 100% of all net proceeds. Except in an Event of Default, as defined therein, all payments to be paid by us to QFL pursuant to the Purchase Agreement are non-recourse and shall be paid only if and after net proceeds from monetization of the patent rights owned or acquire by us are received, or to be received.

Contemporaneously with the execution of the agreements with QFL, we entered into a restructure agreement with Intelligent Partners to eliminate any obligations we had with respect to the outstanding notes and the securities purchase agreement. As part of the restructure of our agreements with Intelligent Partners, we amended the existing MPAs and granted Intelligent Partners certain rights in the monetization proceeds from any new intellectual property we acquire. Under these MPAs, Intelligent Partners receives a 60% interest in the proceeds from our intellectual property owned by the eight Subsidiary Guarantors. Intelligent Partners also participates in the monetization proceeds from new intellectual property that we acquire until the total payments under all the monetization participation agreements equal $2,805,000, as follows: for net proceeds between $0 and $1,000,000, Intelligent Partners receives 10% of the net proceeds realized from new patents, except that if, in any calendar quarter, net proceeds realized by us exceed $1,000,000, Intelligent Partners’ entitlement for that quarter only shall increase to 30% on the portion of net proceeds in excess of $1,000,000 but less than $3,000,000. If in the same calendar quarter, net proceeds exceed $3,000,000, Intelligent Partners’ entitlement for that quarter only shall increase to 50% on the portion of net proceeds in excess of $3,000,000. The payments with respect to the new patents terminate once total payments to Intelligent Partners under all monetization participation agreements reach $2,805,000. The payments to Intellectual Partners with respect new patents are payable from the proceeds which are allocated to us under the QFL and QF3 agreements, which start after QFL and QF3 have received a negotiated rate of return. In connection with the restructure agreement with Intelligent Partners, we entered into a board observation rights agreement with Intelligent Partners. On April 17, 2025, Intelligent Partners notified us that it plans to exercise its rights under the board observation rights agreement.

Current Litigation and Settlements

In November 2021, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Trend Micro Incorporated. In March 2022, Trend Micro, Inc. filed a complaint against TLL in the U.S. District for the Western District of Texas seeking declaratory judgement of non-infringement of the patents subject to the litigation. In February 2022, TLL brought patent infringement suits in the U.S. District Court for the Eastern District of Texas against Checkpoint Software Technologies Ltd. and Palo Alto Networks, Inc. In March 2022, TLL voluntarily dismissed, without prejudice, the action against Palo Alto Networks, Inc. In March 2022, Palo Alto Networks, Inc. filed a complaint against TLL and the Company in the U.S. District for the Southern District of New York seeking declaratory judgement of non-infringement of the patents in suit. In May 2022, Trend Micro Inc. filed a motion with the Panel on Multidistrict Litigation seeking to have the pending actions consolidated into a centralized multidistrict litigation for pretrial proceedings. In August 2022, the Judicial Panel on Multidistrict Litigation consolidated all actions in the U.S. District for the Eastern District of Texas. In October 2022, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Fortinet, Inc., Crowdstrike, Inc. et.al., and Musarubra US, LLC. The actions against Trend Micro Incorporated, Checkpoint Software Technologies Ltd, Palo Alto Networks, Inc. and Crowdstrike, Inc. were resolved in 2023 and our revenue for the year ended December 31, 2023 includes revenue from the related settlements. In February 2024, TLL brought patent infringement suits in the U.S. District for the Eastern District of Texas against Sonicwall, Inc. The actions against Fortinet, Inc., Musarubra US LLC, and Sonicwall Inc. have been resolved and revenue for the year ended December 31, 2024 includes revenue from the related settlements.

In November 2021, MML brought patent infringement suits in the U.S. District for the Eastern District of Texas against ZTE Corporation and Guangdong OPPO Mobile Telecommunications Corp., Ltd. In November 2022, MML brought patent infringement suits in the U.S. District for the Eastern District of Texas against Samsung Electronics Co., Ltd. et al and TCL Technology Group Corporation et al. In June 2022, MML and AI agreed to amend the Purchase Agreement to add two additional patent families for an additional $92,000. We requested and received a capital advance from QFL in the amount of $92,000, which we used to make payment to AI in August 2022 pursuant to the amendment to the Purchase Agreement. The actions against ZTE Corporation and Guangdong OPPO Mobile Telecommunications Corp., Ltd. were resolved in 2023 and revenue for the year ended December 31, 2023 includes revenue from the related settlements. The actions against Samsung Electronics Co., Ltd. Et al were resolved in 2024 and revenue for the year ended December 31, 2024 includes revenue from the related settlement.

In September 2023, Deepwell brought a patent infringement suit in the U.S. District for the Eastern District of Texas against MediaTek Inc. The action against MediaTek, Inc. has been resolved and revenue for the year ended December 31, 2024 includes revenue from the related settlement.

In February 2024, Harbor Island Dynamic (“HID”) brought a patent infringement suit in the U.S. District for the Eastern District of Texas against Samsung Electronics Co., Ltd. et al. (“Samsung”). In August 2024, Harbor Island Dynamic brought a patent infringement suit in the U.S. District for the Eastern District of Texas against NXP Semiconductors NV et. al. In September 2024, Samsung requested inter partes review of U.S. Patent 7,745,886, U.S. Patent 9,147,609, U.S. Patent 7,772,673 and U.S. Patent 9,245,826. The petitions for review were granted in April 2025. In February and March 2026, the Patent Trial and Appeal Board issued final written decisions canceling all claims of the four patents. HID has appealed the decision with respect to U.S. Patent 7,772,673 and requested director review of the decisions with respect to U.S. Patent 9,147,609 and U.S. Patent 9,245,826.

In April 2025, MR brought patent infringement suits in the U.S. District for the Eastern District of Texas against Renesas Electronics Corporation, Denso Corporation and Denso International America. In July 2025, Renesas requested exparte reexamination by the USPTO of U.S. Patent 6,243,300, U.S. Patent 7,089,133, and U.S. Patent 7,825,688. In March 2026 the reexaminations commenced. In April 2025, MR brought patent infringement suits in the U.S. District for the Eastern District of Texas against Renesas Electronics Corporation, Denso Corporation and Denso International America.

In July 2025, MR was joined as a plaintiff to a patent infringement suit filed in April 2024 by Monterey Research, LLC in the U.S. District for the Eastern District of Texas against Renesas Electronics Corporation, Denso Corporation and Denso International America.

In June 2025, MR brought patent infringement suits in the U.S. District for the Eastern District of Texas against Seagate Technology Holdings Plc, Seagate Singapore International Headquarters Pte. Ltd, Seagate Technology International, Seagate Technology (Thailand) Limited, and Seagate Technology (Netherlands) BV.

In August 2025, MR brought a patent infringement suit in the U.S. District for the Eastern District of Texas against Texas Instruments, Inc.

In December 2025, Koyo brought patent infringement suits in the U.S. District for the Eastern District of Texas against Samsung Electronics Co., Ltd. et al.

In January 2026, MR brought a second patent infringement suit in the U.S. District for the Eastern District of Texas against Renesas Electronics Corporation.

The actions by HID, MR and Koyo are pending.

Results of Operations

The years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
Revenues (patent licensing fees)	$-	$2,795,000
Cost of revenue (litigation and licensing expenses)	4,071,216	1,844,089
Selling, general and administrative expenses	3,618,068	2,797,380
Loss from operations	(7,689,284)	(1,846,469)
Other income (expense)
Change in fair market value of warrant liability	(102,328)	164,679
Interest expense	(699,896)	(689,861)
Total other income (expense)	(802,224)	(525,182)
Loss before income tax	(8,491,508)	(2,371,651)
Income tax expense	-	(100,000)
Net loss	$(8,491,508)	$(2,471,651)

We did not generate any revenue for the year ended December 31, 2025. For the year ended December 31, 2024 we generated revenue of approximately $2,795,000. Our revenue for the year ended December 31, 2024 was generated from licenses issued in the settlement of patent infringement lawsuits in the TLL, Deepwell, and Multimodal Media portfolios. Since we only generate revenue from litigation seeking to monetize our intellectual property rights, although we had pending litigation with respect to three portfolios in 2025, none of such actions were concluded during 2025, as a result of which we did not generate any revenue during 2025. Cost of revenue for the years ended December 31, 2025 and 2024 was approximately $4,071,000 and $1,844,000, respectively. The substantial increase in cost of revenues is primarily due to increased litigation and licensing expenses associated with the MR portfolio which were funded from advances to fund litigation pursuant to the QPRC Finance financings. The timing and amount of our revenue is dependent upon the results of litigation seeking to enforce our intellectual property rights, and we cannot predict when or whether we will have a recovery and how much of the recovery will be received by us after payments to legal counsel, to our funding sources, to inventors/former patent owners and to Intelligent Partners all of whom have an interest in our share of the recovery from certain patent portfolios.

Selling, general, and administrative expenses for the year ended December 31, 2025 increased by approximately $821,000, or approximately 29%, compared to the year ended December 31, 2024. The increase is primarily due to an increase in amortization of intangible assets of approximately $1,172,000 offset by a decrease in compensation expense of approximately $329,000. Our principal operating expenses for the year ended December 31, 2025 were compensation expenses of approximately $720,000, amortization of intangible assets of approximately $1,808,000 and professional fees of approximately $600,000. Our principal operating expenses for the year ended December 31, 2024 were compensation expenses of approximately $994,000, amortization of intangible assets of approximately $636,000 and professional fees of approximately $541,000. The increase in amortization of intangible assets reflects the amortization of intellectual property rights acquired by us in 2024 and 2025.

Other income and expense for the year ended December 31, 2025 included a loss on change in fair value of warrant liability of approximately $102,000. Other income and expense for the year ended December 31, 2024 included a gain on change in fair value of warrant liability of approximately $165,000. The fair value of the warrant liability is affected by the price of our common stock, so the liability increases as the stock price goes up, resulting in an expense, and decreases as the stock price goes down resulting in income from change in warrant liability. Other expense also reflects interest expense of approximately $700,000 for the year ended December 31, 2025 and approximately $690,000 for the year ended December 31, 2024. The interest expense primarily reflects the accrued interest on the principal amount of QF3 facilities.

We incurred income tax expense of $0 and $100,000 for the years ended December 31, 2025 and 2024, respectively.

As a result of the foregoing, we realized net loss of approximately $8,492,000, or ($1.59) per share (basic and diluted), for the year ended December 31, 2025, compared to net loss of approximately $2,472,000, or ($0.46) per share (basic and diluted), for the year ended December 31, 2024.

Liquidity and Capital Resources

At December 31, 2025, we had current assets of approximately $207,000, and current liabilities of approximately $27,427,000. Our current liabilities include funding liabilities of approximately $22,264,000 of which approximately $7,634,000 is payable to QF3, a non-interest bearing total monetization proceeds obligation (the “TMPO”) to Intelligent Partners under the Restructure Agreement which is only payable from money generated from the monetization of intellectual property and approximately $14,629,000 payable to QPRC Finance which is non-interest bearing and only payable from the net proceeds from monetization, if any, of the patent rights owed or acquired by us, loans payable of approximately $138,000, accounts payable and accrued liabilities of approximately $122,000, warrant liability of approximately $219,000, and accrued interest of approximately $1,887,000. As of December 31, 2025, we have an accumulated deficit of approximately $34,874,000 and a negative working capital of approximately $27,220,000. Other than salary and pension benefits to our chief executive officer, we do not contemplate any other material operating expense requiring cash in the near future other than normal general and administrative expenses and legal fees, including expenses relating to our status as a public company filing reports with the SEC.

The following table shows the summary cash flows for the years ended December 31, 2025 and 2024:

	For the Year Ended December 31,
	2025	2024
Cash flows (used) in operating activities	$(5,918,552)	$(390,340)
Cash flows (used) in investing activities	(9,000,000)	-
Cash flows from financing activities	14,629,135	308,879
Net decrease in cash	(289,417)	(81,461)
Cash at beginning of year	482,023	563,484
Cash at end of year	$192,606	$482,023

For the year ended December 31, 2025, cash flows used in operating activities primarily reflects the net loss of $8,491,508, increased by amortization of intangible assets of $1,807,987 and accrued interest of $691,126, offset by a decrease in accounts payable and accrued liabilities of $34,097. For the year ended December 31, 2024, cash flows used in operating activities primarily reflects the net loss of $2,471,651, increased by a reduction in accounts receivable of $3,007,044 and amortization of intangible assets of $636,353, offset by a decrease in accounts payable and accrued liabilities of $1,518,662.

During the year ended December 31, 2025 cash flows used in investing activities reflects the patents acquired from Monterey. During the year ended December 31, 2024 there was no cash flow from investing activities.

Cash flows provided by financing activities for the year ended December 31, 2025 was approximately $14,629,000 representing fundings by QPRC Finance and QF3. Cash flows provided by financing activities for the year ended December 31, 2024 was approximately $309,000 representing approximately $1,834,000 from funding by QF3, offset by payment of a funding liability to QFL of approximately $1,526,000.

We cannot assure you that we will be successful in generating future revenues, in obtaining any third-party funding in connection with any of our intellectual property portfolios or operating expenses or that we will receive any of the proceeds of any litigation settlements after making all required payments to counsel and funding sources and payments to Intelligent Partners, operating expenses, debt or equity financing or that and debt or equity financing will be available on terms acceptable to us. We have no credit facilities. Although our agreement with QF3 provides for QF3 to provide us with funding to acquire intellectual property rights, subject to QF3’s approval, it does not provide for financing the litigation necessary for the monetization of the intellectual property rights and we cannot assure you that it will provide financing for any intellectual property acquisition. We do not have any credit facilities or any arrangements for us to finance the litigation necessary to monetize our intellectual property rights other than contingent fee arrangements with counsel with respect to our pending litigation and our agreement with QPRC finance. If we do not secure contingent representation or obtain litigation financing, we may be unable to monetize our intellectual property.

We cannot predict the success of any pending or future litigation. Typically, our agreements with the funding sources provide that the funding sources will participate in any recovery which is generated. We believe that our financial condition, our history of losses and negative cash flow from operations, absence of revenue for 2025 and our low stock price make it difficult for us to raise funds in the debt or equity markets.

As noted below, there is a substantial doubt about our ability to continue as a going concern.

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of our financial statements.

Intangible Assets

Intangible assets consist of patents which are amortized using the straight-line method over their estimated useful lives or statutory lives whichever is shorter. In determining the relevant useful lives the Company considers several factors including the age of the acquired patent portfolio, the statutory lives of the patents acquired, whether the Company has already identified potential litigation under the patent portfolio, and the expected timeline to monetize the asset.

Intangible assets are reviewed for impairment upon any triggering event that may give rise to the assets ultimate recoverability as prescribed under the guidance related to impairment of long-lived assets. In determining whether a trigger event has occurred, the Company contemplates several factors including the status and stage of litigation, whether a portfolio has received any unfavorable litigation outcomes determined to final and non-appealable, changes in legal factors or market conditions for patent assets, and whether the ultimate costs to continue to litigate a patent would exceed potential returns. In the event that management decides to no longer allocate resources to a patent portfolio, an impairment loss equal to the remaining carrying value of the asset is recorded. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

Patents include the cost of patents or patent rights (collectively “patents”) acquired from third-parties or acquired in connection with business combinations. Patent acquisition costs are allocated equally across the patents in force at the time of acquisition. Patent acquisition costs are amortized utilizing the straight-line method over their remaining economic useful lives, ranging from one to ten years. Certain patent application and prosecution costs incurred to secure additional patent claims that, based on management’s estimates, are deemed to be recoverable, are capitalized and amortized over the remaining estimated economic useful life of the related patent portfolio.

Warrant Liability

We reflect a warrant liability with respect to warrants for which the number of shares underlying the warrants is not fixed until the date of the initial exercise. The amount of the liability is determined at the end of each fiscal period by using a Black-Scholes option pricing model to estimate the fair value. The period to period change in the amount of warrant liability is reflected as a gain or loss in warrant liability and is included under other income (expense).

Stock-Based Compensation

We account for stock-based compensation for employees and non-employees pursuant to ASC 718, “Compensation — Stock Compensation,” which prescribes accounting and reporting standards for all stock-based payment transactions. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments. Stock-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values estimated using a Black-Scholes option pricing model. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Revenue Recognition

Patent Licensing Fees

The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers”. Revenue is recognized when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Under Topic 606, revenue is recognized when there is a contract which has commercial substance which is approved by both parties and identifies the rights of the parties and the payment terms.

For the periods presented, revenue contracts executed by the Company primarily provided for the payment of contractually determined, one-time, paid-up license fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company’s operating subsidiaries as part of the settlement of litigation commenced by the Company’s subsidiaries. Intellectual property rights granted included the following, as applicable: (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies, (ii) a covenant-not-to-sue, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation. The intellectual property rights granted were perpetual in nature, extending until the legal expiration date of the related patents. The individual intellectual property rights are not accounted for as separate performance obligations, as (a) the nature of the promise, within the context of the contract, is to transfer combined items to which the promised intellectual property rights are inputs and (b) the Company’s promise to transfer each individual intellectual property right described above to the customer is not separately identifiable from other promises to transfer intellectual property rights in the contract.

Since the intellectual property rights are not individually distinct, the Company combined each individual IP right in the contract into a bundle of IP rights that is distinct, and accounted for all of the intellectual property rights promised in the contract as a single performance obligation. The intellectual property rights granted were “functional IP rights” that have significant standalone functionality. The Company’s subsequent activities do not substantively change that functionality and do not significantly affect the utility of the IP to which the licensee has rights. The Company’s subsidiaries have no further obligation with respect to the grant of intellectual property rights, including no express or implied obligation to maintain or upgrade the technology, or provide future support or services. The contracts provide for the grant (i.e., transfer of control) of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the contract. Licensees legally obtain control of the intellectual property rights upon execution of the contract. As such, the earnings process is complete and revenue is recognized at a point in time, upon the execution of the contract, when collectability is probable and all other revenue recognition criteria have been met. Revenue contracts generally provide for payment of contractual amounts within 30 to 90 days of execution of the contract. Contractual payments made by licensees are generally non-refundable. The Company does not have any significant payment terms, as payment is received shortly after goods are delivered or services are provided, therefore there is no significant financing component or consideration payable to the customer in these transactions.

Recent Accounting Pronouncements

See Note 2 of the Consolidated Financial Statements.

Going Concern

We have an accumulated deficit of approximately $34,874,000 and negative working capital of approximately $27,220,000 as of December 31, 2025. Because of our history of losses, including the lack of any revenue for the year ended December 31, 2025, our working capital deficiency, the uncertainty of future revenue, our obligations to QPRC Finance, Intelligent Partners and QF3, the low stock price of our common stock and the absence of an active trading market in our common stock, our ability to raise funds in the equity market or from lenders is severely impaired. These conditions, as well as any adverse consequences which would result from our failure to meet the continued listing requirements of the OTCQB, raise substantial doubt as to our ability to continue as a going concern. Our revenue is generated exclusively from license fees generated from litigation seeking damages for infringement of our intellectual property rights and the amount and timing of revenue is dependent upon the success of litigation seeking to enforce the Company’s intellectual property rights. Although we may seek to raise funds and to obtain third-party funding for litigation to enforce our intellectual property rights, the terms and availability of such funds is uncertain. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.

MANAGEMENT

Executive Officers and Directors

The following table presents information with respect to our officers and directors:

Name	Age	Position(s)
Jon C. Scahill	49	Chief executive officer, president, acting chief financial officer, secretary and director
Timothy J. Scahill	58	Chief technology officer and director
Dr. William Ryall Carroll	51	Director

Our board of directors has three classes of directors – Class I directors, Class II directors and Class III directors. On July 27, 2022, we held our 2022 annual meeting of stockholders. At the meeting, the stockholders voted on the election Class I, Class II and Class III directors.

Jon C. Scahill, a Class I director, has been president and chief executive officer since January 2014 and a director since 2007. He was appointed secretary in April 2014. He also served as president and chief operating officer from May 2007 to December 2013. From December 2006 to May 2007, Mr. Scahill was founder and managing director of the Urban-Rigney Group, LLC, a private consultancy specializing in new business/new venture development, operations optimization, and strategic analysis. Prior to launching his consultancy business, Mr. Scahill held numerous positions in sales and marketing, technical management, and product development in the consumer products/flexible packaging arena. Mr. Scahill holds a B.S. in chemical engineering from the University of Rochester, an MBA in finance, strategy and operations from Rochester’s Simon Graduate School of Business and a JD from Pace Law School. Mr. Scahill is admitted to practice in New York, Florida and the District of Columbia, and he is a registered patent attorney admitted to practice before the United States Patent and Trademark Office.

Timothy J. Scahill, a Class II director, has a director since October 2014 and our chief technology officer since 2007. Mr. Scahill is also currently a managing partner of Managed Services Team LLC, an IT services provider. Prior to Managed Services Team, he was president of Layer 8 Group, Inc. from August 2005 to December 2012, at which time Layer 8 merged with Structured Technologies Inc. to form Managed Services Team LLC. In his roles he has taken the responsibility for business strategy, acquisition, execution, as well as financial management. His entrepreneurial acumen and proven record of successful management with sole discretionary responsibility, demonstrate the scope of his capability and his value to delivering results. He serves on the boards of the Upstate New York Technology Council, is an investor in Greater Rochester Enterprise, Pariemus Rochester and also serves on the Corporate Advisory Board for Habitat for Humanity. He is a member of Greater Rochester Enterprise and CEO Roundtable Chair.

Dr. William Ryall Carroll, a Class III director, has been a director since October 2014. Dr. Carroll has been associate professor and chairman of the marketing department at St. John’s University College of Business since July 2014. From September 2008 until June 2014, Dr. Carroll was an assistant professor in the marketing department of St. John’s University College of Business. Dr. Carroll is founder, chief executive officer and owner of Raiserve Inc., a web-based platform for monetizing non-profit programmatic work in the area of service formed in October 2014. Dr. Carroll’s research focuses on consumer behavior and behavioral decision theory. Dr. Carroll’s work has been published in top academic journals including the Journal of Advertising, Marketing Letters, as well in books such as Psycholinguistic Phenomena in Marketing Communications. In addition to his research Dr. Carroll has taught Marketing at the executive, graduate and undergraduate level across in the United States, Europe and Asia. Prior to pursuing his academic career, Dr. Carroll held various marketing positions at NOP Worldwide Marketing Research Company and Ralston Purina Company. Dr. Carroll earned his BA in Economics from the University of Rochester, his MS in Marketing Research from the University of Texas in Arlington, and his PhD from City University of New York – Baruch College.

Timothy J. Scahill and Jon C. Scahill are first cousins.

Director Independence

Dr. Carroll is an “independent” director based on the definition of independence in the listing standards of the NYSE.

Code of Ethics

We have not yet adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions, since we have been focusing our efforts on developing our business. We expect to adopt a code as we develop our business.

Committees of the Board of Directors

We do not have any committees of our board of directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors of issuers whose securities are registered pursuant to the Securities Exchange Act and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Form 3, 4 and 5 respectively. Because our common stock is not registered pursuant to the Securities Exchange Act, our officers, directors and 10% stockholders are not required to make such filings.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the years ended December 31, 2025 and 2024, earned by or paid to our executive officers.

Name & Principal Position	Year	Salary	Bonus Awards	Stock Awards	Options/ Warrant Awards	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation (1)	Total
Jon C. Scahill,	2025	600,000	—	$—	$—	$—	$—	$70,000	$670,000
CEO and President	2024	$600,000	$—	$—	$—	$—	$—	$69,000	$669,000
Timothy J. Scahill	2025	$60,000	$—	$—	$—	$—	$—	$7,000	$67,000
Chief Technology Officer	2024	$60,000	$—	$—	$—	$—	$—	$6,900	$66,900

(1)	Represents the payments made by the Company under the SEP IRA.

Employment Agreement

Pursuant to the restated employment agreement, dated November 30, 2014, we agreed to employ Jon C. Scahill as president and chief executive officer for a term of three years, commencing January 1, 2014, and continuing on a year-to-year basis unless terminated by either party on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreement provides for an annual salary of $252,000, which may be increased, but not decreased, by the board or the compensation committee. In March 2023, the board of directors increased Mr. Scahill’s annual salary to $600,000, effective January 1, 2023. Mr. Scahill is entitled to a bonus if we meet or exceed performance criteria established by the compensation committee, or by the board in the absence of a compensation committee. In August 2016, the board of directors approved annual bonus compensation to Mr. Scahill equal to 30% of the amount by which our consolidated income before income taxes exceeds $500,000, but, if we are subject to the limitation on deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code, the bonus cannot exceed the amount which would be deductible pursuant to Section 162(m). Mr. Scahill is also eligible to participate in any executive incentive plans which we may adopt. Pursuant to the agreement, we issued to Mr. Scahill warrants to purchase 600,000 shares, representing the warrants that had been previously covered in his prior employment agreement, but which had never been issued, and we issued to Mr. Scahill a restricted stock grant for 300,000 shares which vested on January 15, 2015. In the event that we terminate Mr. Scahill’s employment other than for cause or as a result of his death or disability, we will pay him severance equal to his salary for the balance of the term and, if he received a bonus for the previous year, an amount equal to that bonus, as well as continuation of his insurance benefits. Mr. Scahill also waived accrued compensation of $1,167,705, representing his accrued salary for periods prior to January 1, 2014. The restated employment agreement also includes mutual general releases between Mr. Scahill and us. In March 2020, the Company adopted a SEP IRA plan for its employees. Our Chief Executive Officer and Chief Technology Officer, who are our only employees, are covered by the plan.

Pension Benefits

In March 2020, we adopted a SEP IRA plan for our employees pursuant to which we deposit into a SEP IRA account of each of our participating employees a percentage of the employee’s compensation, subject to statutory limitations on the amount of the contribution all as set forth in the IRS Form 5305-SEP presented to and reviewed by the directors of this Corporation. For the year ending December 31, 2025 the percentage was set at 12%. Our Chief Executive Officer and Chief Technology Officer, who are our only employees, are covered by the plan.

2017 Equity Incentive Plan

On November 10, 2017, the board of directors adopted the 2017 Equity Incentive Plan (the “Plan”) pursuant to which 1,500,000 shares of common stock may be issued. In February 2021, the board amended the Plan to increase the number of shares subject to the plan to 5,000,000. The plan provides for the grant of non-qualified options, stock grants and other equity-based incentives to employees, including officers, directors and consultants. This summary of the Plan is qualified in its entirety by reference to the plan, a copy of which is filed as an exhibit to this annual report.

The Company’s chairman of the board holds outstanding options to purchase 600,000 shares which options expire February 22, 2031. An option to purchase 200,000 shares of common stock at an exercise price of $1.00 per share is currently exercisable. An options to purchase 200,000 shares of common stock at $3.00 per share becomes exercisable on the first day on which we file with the SEC a Form 10-K or Form 10-Q which reports stockholders’ equity of at least $5,000,000, and an options to purchase 200,000 shares of common stock at an exercise price of $5.00 per share becomes exercisable on the date on which our common stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange. We did not recognize an option expense with respect to these options during the year ended December 31, 2025 or 2024.

Pursuant to consulting agreements, we granted options to purchase a total of 900,000 shares of common stock which expire on February 21, 2031. Option to purchase 300,000 shares of common stock at $1.00 per share, 100,000 shares at $3.00 per share and 100,000 shares at $5.00 per share are currently exercisable. Option to purchase 200,000 shares at an exercise price of $3.00 per share, become exercisable on the first day on which we file with the SEC a Form 10-K or Form 10-Q which reports stockholders’ equity of at least $5,000,000 and options to purchase 200,000 shares at an exercise price of $5.00 per share become exercisable on the date on which the common stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange. The Company recognized option expense of approximately $0 and $6,000 for the years ended December 31, 2025 and 2024, respectively, with respect to these options.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information as to the outstanding equity awards granted to and held by the officers named in the Summary Compensation Table as of December 31, 2025.

Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date
Jon Scahill	200,000	-	-		$1.00	2/22/2031
			200,000	(1)	3.00	2/22/2031
			200,000	(2)	5.00	2/22/2031

(1)	This option becomes exercisable on the first day on which we file a Form 10-K or Form 10-Q which reflects stockholders’ equity of at least $5,000,000.

(2)	This option becomes exercisable on the date on which the common stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange.

Directors’ Compensation

We do not have any agreements or formal plan for compensating our directors for their service in their capacity as directors, although our board has, and may in the future, award stock grants or options to purchase shares of common stock to our directors. None of our directors received compensation during 2025.

PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of April 28, 2026, by:

●	Each director;

●	Each current officer named in the summary compensation table;

●	Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and

●	All directors and officers as a group.

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of warrants granted by us) within 60 days of April 28, 2026.

Name and Address (1) of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Jon C. Scahill(2)	1,600,000	28.9%
Andrew C. Fitton(3)	674,074	12.6%
Michael R. Carper(4)	288,889	5.4%
Dr. William Ryall Carroll	154,846	2.9%
Timothy J. Scahill	151,050	2.8%
All officers and directors as a group (three individuals)	1,905,896	34.6%

(1)	The address of Jon C. Scahill, Dr. Carroll, and Timothy J. Scahill is c/o Quest Patent Research Corporation, 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411.

(2)	Represents (a) 1,400,000 shares owned by Mr. Scahill and (b) 200,000 shares issuable upon exercise of options held by Mr. Scahill.

(3)	The address for Mr. Fitton is 300 Bowie St., Apt. 2803 Austin, TX 78703.

(4)	The address for Mr. Carper is 13218 Tamayo Drive Austin, TX 78729.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Reference is made to the discussion of our agreements with Intelligent Partners, Mr. Fitton and Mr. Carper under “Item 1. Business – Agreements with Intelligent Partners.”

During 2025, we contracted with a law firm more than 10 percent owned by the chief executive officer. The firm is engaged as counsel in connection with general corporate matters, diligence and maintenance of our patent portfolio. In connection with the engagement, we recorded selling, general and administrative expenses of approximately $198,000 and $131,000 for the years ended December 31, 2025 and 2024, respectively.

During 2025 and 2024, we contracted with a law firm more than 10% owned, but not controlled, by the father-in-law of the chief executive officer. The firm is engaged on a contingent fee basis and serves as escrow agent in connection with monetization of our patents in matters where the firm is serving as counsel to us. In connection with the engagement, we recorded litigation and licensing expenses of approximately $4,054,000 and $1,163,000 for the years ended December 31, 2025 and 2024, respectively. Since the services are on a contingent fee basis, no fees are incurred unless there is a recovery. In prior periods, we engaged a firm at which the father-in-law of the chief executive officer was formerly a partner. Because his interest in the prior firm was less than 10%, the prior firm was not considered a related party in prior periods.

Director Independence

Dr. Carroll is an “independent” director based on the definition of independence in the listing standards of the NYSE.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.00003 per share, and 10,000,000 shares of preferred stock, par value $0.00003 per share. Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy duly authorized, of the holders of one-third of the outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future.

Preferred Stock

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights granted to the holders of a series of preferred stock could restrict payment of dividends on the common stock, dilute the voting power of the common stock, impair the liquidation rights of the holders of the common stock and delay or prevent a change in control without further action by stockholders. We have no present plans to issue any shares of preferred stock.

Other Provisions of Our Certificate of Incorporation

As described under “Management – Executive Officers and Directors” our board of directors is a classified board, with three classes of directors and directors being elected for a term of three years.

Our certificate of incorporation provides that we shall indemnify our officers and directors and others whom we are permitted to indemnify to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law gives a corporation broad power to indemnify directors, officers and other persons. Our by-laws include a provision which provides that we will indemnify our officers and directors to the maximum extent permitted by laws and have authorization provisions which conform with the provisions of Section 145. We also have indemnification agreements with our directors which are consistent with our certificate of incorporation and bylaws.

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty subject to certain exceptions as provided in the Delaware General Corporation Law, and, if the General Corporation Law is amended to authorize further elimination or limitation of the liability of directors, these additional provisions shall apply to our directors.

Our certificate of incorporation provides that where, in connection with a compromise or arrangement between us and any class of creditors or stockholders, if a majority in number and three-fourth in value of the creditors or stockholders or class of creditors or stockholders, as the case may be, approve a compromise or arrangement which is sanctioned by the court, it is binding on all of the creditors or class of creditors or stockholders or class of stockholders.

Delaware Law Provisions Relating to Business Combinations with Related Persons

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

SEC Policy on Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Penny-Stock Rules

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years, or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent losses to investors.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Since our stock is a “penny stock” we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

Transfer Agent

The transfer agent for the common stock is Continental Stock Transfer & Trust Company, One State St., 30th Fl., New York, NY 10004, telephone (212) 509-4000.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our consolidated financial statements included in this prospectus have been included in reliance on the report of Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement.  We file periodic reports with the Securities and Exchange Commission, including annual reports which include our audited financial statements and quarterly reports although we are not currently required to make such filings pursuant to the Securities Exchange Act.  We also plan to include our SEC filings on our website. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a website which provides online access to reports, registration statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

QUEST PATENT RESEARCH CORPORATION

DECEMBER 31, 2025 and 2024

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Quest Patent Research Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Quest Patent Research Corporation and its subsidiaries (the Company) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. We determined that there were no critical audit matters.

/s/ Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2021.

Somerset, New Jersey

March 30, 2026

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024

ASSETS
Current assets
Cash and cash equivalents	$192,606	$482,023
Accounts receivable, net of allowance for credit losses of $0 and $0, respectively	8,251	8,251
Other current assets	6,399	12,011
Total current assets	207,256	502,285

Patents, net of accumulated amortization of $4,856,737 and $3,048,750, respectively	10,230,263	3,038,250
Total assets	$10,437,519	$3,540,535

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities ($10,000 and $11,041 due to related parties, respectively)	121,938	156,033
Loans payable	138,000	138,000
Funding liability	22,263,516	7,634,381
Loan payable - related party	2,796,500	2,796,500
Warrant liability	219,458	117,130
Accrued interest	1,887,441	1,196,317
Total current liabilities	27,426,853	12,038,361

Non-current liabilities
Loan payable – SBA	150,000	150,000
Purchase price of patents	53,665	53,665
Total liabilities	27,630,518	12,242,026

Commitments and contingencies (Note 11)

Stockholders’ deficit:
Preferred stock, par value $0.00003 per share - authorized 10,000,000 shares - no shares issued and outstanding	—	—
Common stock, par value $0.00003 per share; authorized 30,000,000 at December 31, 2025 and 2024; 5,331,973 shares issued and outstanding at December 31, 2025 and 2024	160	160
Additional paid-in capital	17,680,793	17,680,793
Accumulated deficit	(34,874,180)	(26,382,672)
Total Quest Patent Research Corporation stockholders’ deficit	(17,193,227)	(8,701,719)
Non-controlling interest in subsidiary	228	228
Total stockholders’ deficit	(17,192,999)	(8,701,491)
Total liabilities and stockholders’ deficit	$10,437,519	$3,540,535

See the accompanying notes to the consolidated financial statements.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2025	2024
Revenues
Patent licensing fees	$-	$2,795,000
Cost of revenue
Litigation and licensing expenses	4,071,216	1,844,089
Gross (loss) margin	(4,071,216)	950,911

Operating expenses
Selling, general and administrative expenses	3,618,068	2,797,380
Total operating expenses	3,618,068	2,797,380

Loss from operations	(7,689,284)	(1,846,469)

Other income (expense)
Change in fair market value of warrant liability	(102,328)	164,679
Interest expense	(699,896)	(689,861)
Total other income (expense)	(802,224)	(525,182)

Loss before income tax	(8,491,508)	(2,371,651)

Income tax expense	-	(100,000)

Net loss	$(8,491,508)	$(2,471,651)

Loss per share - basic and diluted	$(1.59)	$(0.46)

Weighted average shares outstanding - basic and diluted	5,331,973	5,331,973

See the accompanying notes to the consolidated financial statements.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

			Additional		Non- controlling	Total
	Common Stock		Paid-In	Accumulated	Interest in	Stockholders’
	Shares	Amount	Capital	Deficit	Subsidiaries	Deficit
Balances as of December 31, 2023	5,331,973	160	17,674,985	(23,911,021)	228	(6,235,648)
Stock-based compensation	—	—	5,808	—	—	5,808
Net loss	—	—	—	(2,471,651)	—	(2,471,651)
Balances as of December 31, 2024	5,331,973	$160	$17,680,793	$(26,382,672)	$228	$(8,701,491)
Net loss	—	—	—	(8,491,508)	—	(8,491,508)
Balances as of December 31, 2025	5,331,973	$160	$17,680,793	$(34,874,180)	$228	$(17,192,999)

See the accompanying notes to the consolidated financial statements.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(8,491,508)	$(2,471,651)
Adjustments to reconcile net loss to cash used in operating activities:
Change in fair market value of warrant liability	102,328	(164,679)
Stock-based compensation	-	5,808
Amortization of intangible assets	1,807,987	636,353

Change in operating assets and liabilities:
Accounts receivable	-	3,007,044
Accrued interest	691,126	99,337
Other current assets	5,612	16,110
Accounts payable and accrued liabilities	(34,097)	(1,518,662)
Net cash used in operating activities	(5,918,552)	(390,340)

Cash flows from investing activities:
Purchase of intangible assets	(9,000,000)	-
Net cash used in investing activities	(9,000,000)	-

Cash flows from financing activities:
Proceeds from funding liability	14,629,135	1,834,381
Payment of funding liability	-	(1,525,502)
Net cash provided by financing activities	14,629,135	308,879

Net decrease in cash and cash equivalents	(289,417)	(81,461)

Cash and cash equivalents at beginning of year	482,023	563,484

Cash and cash equivalents at end of year	$192,606	$482,023

Non-cash investing and financing activities:
Interest added to principal	$5,625	$5,640

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$0	$100,000
Interest	$8,772	$486,320

See the accompanying notes to the consolidated financial statements.

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

The Company is a Delaware corporation, incorporated on July 17, 1987 and has been engaged in the intellectual property monetization business since 2008.

As used herein, “we”, “us”, “our”, the “Company” refer to Quest Patent Research Corporation and its wholly and majority-owned and controlled operating subsidiaries unless the context indicates otherwise. All intellectual property acquisition, development, licensing and enforcement activities are conducted by the Company’s wholly and majority-owned and controlled operating subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Financial Statement Presentation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its wholly owned and majority owned subsidiaries, a number of which are inactive, as of December 31, 2025 and 2024.

The consolidated financial statements include the accounts and operations of:

Quest Patent Research Corporation (“The Company”)

Digital IP Advisors Inc. (“DIPA”) (wholly owned) (formerly Quest Licensing Corporation (NY)) (inactive)

Quest Licensing Corporation (DE) (“QLC”) (wholly owned) (inactive)

Quest Packaging Solutions Corporation (90% owned) (inactive)

Quest Nettech Corporation (“NetTech”) (65% owned) (inactive)

Semcon IP, Inc. (“Semcon”) (wholly owned) (inactive)

Mariner IC, Inc. (“Mariner”) (wholly owned) (inactive)

IC Kinetics, Inc. (“IC”) (wholly owned) (inactive)

CXT Systems, Inc. (“CXT”) (wholly owned) (inactive)

Photonic Imaging Solutions Inc. (“PIS”) (wholly owned) (inactive)

M-Red Inc. (“M-Red”) (wholly owned) (inactive)

Audio Messaging Inc. (“AMI”) (wholly owned) (inactive)

Peregrin Licensing LLC (“PLL”) (wholly owned) (inactive)

Taasera Licensing LLC (“TLL”) (wholly owned)

Soundstreak Texas LLC (“STX”) (wholly owned) (inactive)

Multimodal Media LLC (“MML”) (wholly owned)

LS Cloud Storage Technologies, LLC (“LSC”) (wholly owned) (inactive)

Tyche Licensing LLC (“Tyche”) (wholly owned) (inactive)

Deepwell IP LLC (“DIP”) (wholly owned) (inactive)

EDI Licensing LLC (“EDI”) (wholly owned)

Koyo Licensing LLC (“Koyo”) (wholly owned)

Harbor Island Dynamic LLC (“HID”) (wholly owned)

Flash Uplink LLC (“FUL”) (wholly owned)

MR Licensing LLC (“MRL”) (wholly owned)

Echo Bay LLC (“Echo”) (wholly owned)

Significant intercompany transactions and balances have been eliminated in consolidation.

The non-controlling interests are presented in the audited consolidated balance sheets, separately from equity attributable to the shareholders of the Company. During the years ended December 31, 2025 and 2024, none of the Company’s net income or loss was attributable to non-controlling interests.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of three months or less when purchased, to be cash equivalents. The Company had no cash equivalents as of December 31, 2025 and 2024.

Accounts Receivable

Accounts receivable, which generally relate to licensed sales, are presented on the balance sheet net of estimated credit losses. The Company records an allowance for credit losses in an amount approximating anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. The Company did not record an allowance for credit losses at December 31, 2025 and 2024.

Intangible Assets

Intangible assets consist of patents which are amortized using the straight-line method over their estimated useful lives or statutory lives whichever is shorter. In determining the relevant useful lives the Company considers several factors including the age of the acquired patent portfolio, the statutory lives of the patents acquired, whether the Company has already identified potential litigation under the patent portfolio, and the expected timeline to monetize the asset.

Intangible assets are reviewed for impairment upon any triggering event that may give rise to the assets ultimate recoverability as prescribed under the guidance related to impairment of long-lived assets. In determining whether a trigger event has occurred, the Company contemplates several factors including the status and stage of litigation, whether a portfolio has received any unfavorable litigation outcomes determined to final and non-appealable, changes in legal factors or market conditions for patent assets, and whether the ultimate costs to continue to litigate a patent would exceed potential returns. In the event that management decides to no longer allocate resources to a patent portfolio, an impairment loss equal to the remaining carrying value of the asset is recorded. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

Patents include the cost of patents or patent rights (collectively “patents”) acquired from third-parties or acquired in connection with business combinations. Patent acquisition costs are allocated equally across the patents in force at the time of acquisition. Patent acquisition costs are amortized utilizing the straight-line method over their remaining economic useful lives, ranging from one to ten years. Certain patent application and prosecution costs incurred to secure additional patent claims that, based on management’s estimates, are deemed to be recoverable, are capitalized and amortized over the remaining estimated economic useful life of the related patent portfolio.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets with a finite life, are reviewed for impairment in accordance with Accounting Standards Codification (“ASC”) 360, “Property, Plant, and Equipment” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

There were no impairments of long-lived assets for the year ended December 31, 2025 and 2024.

Warrant Liability

The Company reflects a warrant liability with respect to warrants for which the number of shares underlying the warrants is not fixed until the date of the initial exercise. The amount of the liability is determined at the end of each fiscal period and the period-to-period change in the amount of warrant liability is reflected as a gain or loss in warrant liability and is included under other income (expense) in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy is used which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. See Note 5 for information about our warrant liability.

The fair value hierarchy based on the three levels of inputs that may be used to measure fair value are as follows:

Level 1 –	Quoted prices in active markets for identical assets or liabilities.

Level 2 –	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 –	Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The carrying value reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and short-term borrowings approximate fair value due to the short-term nature of these items. The carrying value of long-term debt approximates fair value since the related rates of interest approximate current market rates. The fair value of warrant liabilities are classified as Level 3 in the fair value hierarchy.

Commitments and Contingencies

In connection with the investment in certain patents and patent rights, certain of the Company’s operating subsidiaries may execute related agreements which grant to the inventors and/or former owners of the respective patents or patent rights, the right to receive a percentage of future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

The Company’s operating subsidiaries may retain the services of law firms that specialize in patent licensing and enforcement and patent law in connection with its licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby such law firms are paid a percentage of any negotiated fees, settlements or judgments awarded.

The Company’s operating subsidiaries may engage with funding sources that provide financing for patent licensing and enforcement. These litigation finance firms may be engaged on a non-recourse basis whereby the litigation finance firms are paid from any settlement in accordance with a payment schedule set forth in the agreement for providing funding for legal fees and out of pocket expenses incurred as a result of the licensing and enforcement activities.

The economic terms of the inventor agreements, operating agreements, contingent legal fee arrangements and litigation financing agreements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by such operating subsidiaries and are included in cost of revenues as litigation and licensing expenses. Inventor/former owner royalties, payments to non-controlling interests, contingent legal fees expenses and litigation finance expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor/former owner royalties, contingent legal fees expenses and litigation finance expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

Revenue Recognition

Patent Licensing Fees

The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers”. Revenue is recognized when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Under Topic 606, revenue is recognized when there is a contract which has commercial substance which is approved by both parties and identifies the rights of the parties and the payment terms.

For the periods presented, revenue contracts executed by the Company primarily provided for the payment of contractually determined, one-time, paid-up license fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company’s operating subsidiaries as part of the settlement of litigation commenced by the Company’s subsidiaries. Intellectual property rights granted included the following, as applicable: (i) the grant of a non-exclusive, retroactive and future license to manufacture and/or sell products covered by patented technologies, (ii) a covenant-not-to-sue, (iii) the release of the licensee from certain claims, and (iv) the dismissal of any pending litigation. The intellectual property rights granted were perpetual in nature, extending until the legal expiration date of the related patents. The individual intellectual property rights are not accounted for as separate performance obligations, as (a) the nature of the promise, within the context of the contract, is to transfer combined items to which the promised intellectual property rights are inputs and (b) the Company’s promise to transfer each individual intellectual property right described above to the customer is not separately identifiable from other promises to transfer intellectual property rights in the contract.

Since the acquired intellectual property rights are not individually distinct, the Company combined each individual IP right in the contract into a bundle of IP rights that is distinct, and accounted for all of the intellectual property rights promised in the contract as a single performance obligation. The intellectual property rights granted were “functional IP rights” that have significant standalone functionality. The Company’s subsequent activities do not substantively change that functionality and do not significantly affect the utility of the IP to which the licensee has rights. The Company’s subsidiaries have no further obligation with respect to the grant of intellectual property rights, including no express or implied obligation to maintain or upgrade the technology, or provide future support or services. The contracts provide for the grant (i.e., transfer of control) of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the contract. Licensees legally obtain control of the intellectual property rights upon execution of the contract. As such, the earnings process is complete and revenue is recognized, at a point in time, upon the execution of the contract, when collectability is probable and all other revenue recognition criteria have been met. Revenue contracts generally provide for payment of contractual amounts within 30 to 90 days of execution of the contract. Contractual payments made by licensees are generally non-refundable. The Company does not have any significant payment terms, as payment is received shortly after goods are delivered or services are provided, therefore there is no significant financing component or consideration payable to the customer in these transactions.

The Company’s revenue for the year ended December 31, 2024 was generated from licenses pursuant to the settlement of patent infringement lawsuits.

Cost of Revenues

Cost of revenues mainly includes expenses incurred in connection with our patent enforcement activities, such as legal fees, consulting costs, patent maintenance, royalty fees for acquired patents and other related expenses. Cost of revenue does not include expenses related to product development, patent amortization, integration or support, as these are included in general and administrative expenses.

Inventor Royalties, Litigation Funding Fees and Contingent Legal Expenses.

In connection with the investment in or acquisition of certain patents and patent rights, certain of the Company’s operating subsidiaries may grant the inventors and/or former owners of the respective patents or patent rights the right to receive a percentage of future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

The Company’s operating subsidiaries may retain the services of law firms that specialize in patent licensing and enforcement and patent law in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby such law firms are paid a percentage of any negotiated fees, settlements or judgments awarded.

The Company’s operating subsidiaries may engage with funding sources that specialize in providing financing for patent licensing and enforcement. These litigation finance firms may be engaged on a non-recourse basis whereby such litigation finance firms are paid a percentage of any negotiated fees, settlements or judgments awarded in exchange for providing funding for legal fees and out of pocket expenses incurred as a result of the licensing and enforcement activities.

The economic terms of the inventor agreements, operating agreements, contingent legal fee arrangements and litigation financing agreements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by such operating subsidiaries. Inventor/former owner royalties, payments to non-controlling interests, contingent legal fees expenses and litigation finance expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor/former owner royalties, contingent legal fees expenses and litigation finance expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

Income Taxes

Deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been included in the consolidated financial statements or income tax returns. Deferred income tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse.

In evaluating the ultimate realization of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. Management establishes a valuation allowance if it is more likely than not that all or a portion of the deferred income tax assets will not be utilized. The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income, which must occur prior to the expiration of the net operating loss carryforwards.

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of December 31, 2025 and 2024.

Stock-Based Compensation

We account for stock-based compensation for employees and non-employees pursuant to ASC 718, “Compensation — Stock Compensation,” which prescribes accounting and reporting standards for all stock-based payment transactions. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments. Stock-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values estimated using a Black-Scholes option pricing model. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any such losses in these accounts.

Net Loss Per Share

The Company calculates net loss per share by dividing income or losses allocated to the Company’s stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted weighted average shares is computed using basic weighted average shares plus any potentially dilutive securities outstanding during the period using the treasury-stock-type method and the if-converted method, except when their effect is anti-dilutive. Because the Company incurred losses for the year ended December 31, 2025, potentially dilutive securities would be anti-dilutive, and therefore, the diluted net loss per share is the same as the basic net loss per share. The Company’s potentially dilutive securities include 962,463 potential shares of common stock issuable upon exercise of warrants granted to QPRC Finance LLC (“QFL”) in connection with the Purchase Agreement, described in Note 4 and 700,000 shares of common stock issuable upon exercise of stock options granted to officers and consultants. See Notes 4, 5 and 6.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations.

The Company adopted ASU 2023-09 for its financial statements for the year ended December 31, 2025 using a prospective transition method.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires disclosure about the types of costs and expenses included in certain expense captions presented on the income statement. The new disclosure requirements are effective for the Company’s annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently in the process of evaluating the impact of this pronouncement on our related disclosures.

Going Concern

The Company has an accumulated deficit of approximately $34,874,000 and negative working capital of approximately $27,220,000 as of December 31, 2025. The Company has a history of losses, including a loss of $8.5 million on no revenues for the year ended December 31, 2025, and the Company can give no assurance that it will generate revenue or net income in the future. Because of the Company’s history of losses, its working capital deficiency, the uncertainty of future revenue and the absence of revenues for 2025, its obligations to QPRC Finance, Intelligent Partners and QF3, the low stock price of the Company’s common stock and the absence of an active trading market in its common stock, the Company’s ability to raise funds in the equity market or from lenders is severely impaired. These conditions, as well as any adverse consequences which would result from the Company’s failure to meet the continued listing requirements of the OTCQB, raise substantial doubt as to the Company’s ability to continue as a going concern. The Company’s revenue is generated exclusively from license fees generated from litigation seeking damages for infringement of its intellectual property rights and the amount and timing of revenue is dependent upon the success of litigation seeking to enforce the Company’s intellectual property rights. Although the Company may seek to raise funds and to obtain third-party funding for litigation to enforce its intellectual property rights, the terms and availability of such funds is uncertain. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. INTANGIBLE ASSETS

Intangible assets include patents purchased and are recorded at their acquisition cost. Intangible assets consisted of the following:

	December 31,
	2025	2024
Patents	$15,087,000	$6,087,000
Less: accumulated amortization	(4,856,737)	(3,048,750)
Net value of intangible assets	$10,230,263	$3,038,250

Weighted Average Amortization Period (Years)	4.24	4.87

Intangible assets are comprised of patents with estimated useful lives. The intangible assets at December 31, 2025 represent:

●	patents acquired in October 2021 from AI for a purchase price of $550,000 pursuant to which the Company retains an amount equal to the purchase price plus any fees incurred out of net proceeds, as defined in the agreement, after which AI is entitled to a percentage of further net proceeds realized, if any; the useful lives of the patents, at the date of acquisition, was approximately 11 years.

●	patents acquired in July 2022 via assignment from AI for a purchase price of $92,000, the useful lives of the patents, at the date of purchase, was approximately 2-4 years.

●	patents acquired July 2022 pursuant to an agreement with Hewlett Packard Enterprise Development LP and Hewlett Packard Enterprise Company for a purchase price of $350,000. The useful lives of the patents, at the date of purchase, was approximately 2-9 years.

●	patents acquired March 2023 from Tower for a purchase price of $3,300,000 pursuant to which the Company retains an amount equal to the purchase price plus a negotiated return and any fees out of net proceeds, as defined in the agreement, after which Tower in entitled to a percentage of further net proceeds realized, if any. The useful lives of the patents, at the date of purchase, was approximately 5-15 years.

●	patents acquired in August 2023 pursuant to an agreement with Koji Yoden for a purchase price of $30,000. The useful lives of the patents, at the date of purchase, was approximately 9-10 years.

●	patents acquired in April 2025 from Monterey Research LLC for a purchase price of $9,000,000. The useful lives of the patents, at the date of purchase, was approximately 5 years.

The Company amortizes the costs of intangible assets over their estimated useful lives on a straight-line basis. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

The Company assesses intangible assets for any impairment to the carrying values. As of December 31, 2025, management concluded that there was no impairment to the intangible assets.

Amortization expense for patents was approximately $1,808,000 and $636,000 for the years ended December 31, 2025 and 2024, respectively. Amortization expense is included in selling, general and administration expenses in the accompanying consolidated statement of operations. Future amortization of intangible assets is as follows:

Year Ended December 31,
2026	2,300,064
2027	2,264,786
2028	2,202,277
2029	1,997,425
Thereafter	1,465,711
Total	$10,230,263

4. SHORT-TERM DEBT AND LONG-TERM LIABILITIES

Short-Term Debt

Loans Payable

The loans payable represents demand loans made by former officers and directors, who are third parties and stockholders, whose holdings were insignificant, at December 31, 2025 and 2024, in the amount of $138,000. The loans which bear interest at 10% per annum, and are payable on demand. Accrued interest on these loans at December 31, 2025 and 2024 was approximately $337,000 and $324,000, respectively.

Funding Liabilities

The following table shows the Company’s funding liabilities to QF3and QPRC Finance at December 31, 2025 and 2024:

	December 31,
	2025	2024
Funding liability – QF3	$7,634,381	$7,634,381
Funding liability – QPRC Finance	14,629,135	-
Funding liabilities	$22,263,516	$7,634,381

Funding Liabilities - QF3

The QF3 funding liabilities at December 31, 2025 and 2024 of $7,634,381, respectively, represents the principal amount of the Company’s obligations to QF3 pursuant to a purchase agreement (“QF3 Purchase Agreement”) dated March 12, 2023 between the Company and QF3, as described below. As of December 31, 2025, the Company has made no repayments on this funding liability. The obligation to QF3 has no repayment term since the payment is due from net proceeds generated from the monetization of the Company’s intellectual property and has been classified as a current liability as of December 31, 2025 and 2024. Accrued interest related to this funding liability as of December 31, 2025 and 2024, was approximately $1,545,000 and $865,000, respectively.

On March 12, 2023, the Company and HID, entered into a series of agreements, all dated March 12, 2023, with QF3, a non-affiliated party, including a prepaid forward purchase agreement (the “Purchase Agreement QF3”), a security agreement (the “QF3 Security Agreement”), a patent security agreement (the “QF3 Patent Security Agreement” together with the QF3 Security Agreement, the QF3 Patent Security Agreement, and the QF3 Purchase Agreement, the “QF3 Investment Documents”):

(i)	Pursuant to the QF3 Purchase Agreement, QF3 agreed to make available to the Company a financing facility of: (a) up to $4,334,000 for operating expenses, of which the Company has requested and received $4,334,000 as of December 31, 2025; (b) $3,300,000 to fund the cash payment portion of the purchase of a patent portfolio from Tower Semiconductor Ltd. (“Tower”); and (c) up to an additional $25,000,000 for the acquisition of mutually agreed patent rights that the Company intends to monetize, of which no amounts have been requested or received as of December 31, 2025. In return, the Company transferred to QF3 a right to receive a portion of net proceeds generated from the monetization of those patents.

(ii)	On March 17, 2023, the Company used $3,300,000 of proceeds from the QF3 financing as the cash payment portion of the purchase of a seven-patent portfolio from Tower (the “HID Portfolio”).

(iii)	Pursuant to the QF3 Security Agreement and QF3 Patent Security Agreement, payment of the Company’s obligations under the QF3 Purchase Agreement with QF3 are secured by (a) the value of anything received from the monetization of the intellectual property rights covered by the Security Agreement; (b) the patents (as defined in the Security Agreement); (c) all general intangibles now or hereafter arising from or related to the foregoing (a) and (b); and (d) proceeds (including, without limitation, cash proceeds and insurance proceeds) and products of the foregoing (a)-(c).

In connection with the agreements with QF3, the Company, HID and the Subsidiary Guarantors entered into an intercreditor agreement with QF3 and Intelligent Partners which sets forth the priority of QF3 in the collateral under the Investment Documents.

Funding Liabilities – QPRC Finance

On April 11, 2025, the Company and its newly-formed wholly-owned subsidiary, MR Licensing LLC, a Texas limited liability company (“MR”), entered into a series of agreements, all dated April 11, 2025, with QPRC Corporate Finance Alpha LLC and QPRC Corporate Finance Bravo LLC, both of which are not affiliated with the Company and who are collectively referred to as “QPRC Finance.” The agreements are (i) a prepaid forward purchase agreement (the “QPRC Finance Purchase Agreement”), (ii) a security agreement (the “QPRC Finance Security Agreement”), (iii) a patent security agreement (the “QPRC Finance Patent Security Agreement”), (iv) an intercreditor agreement and subordination agreement (the “Subordination Agreement”) among the Company, MR, other subsidiaries of the Company and Intelligent Partners, (v) an irrevocable letter of instructions to Fabricant LLP, the law firm that is to represent MR in the litigation relating to the monetization of the patents to be purchased with the proceeds of the financing from QPRC Finance (the “Law Firm”) as to the disposition of any funds generated from the proceeds of the financing, (the “Letter of Instructions”), (vi) a waterfall agreement among the Company, MR, QPRC Finance and the Law Firm as to allocation of proceeds of such monetization (the “Waterfall Agreement” and, together with the QPRC Finance Purchase Agreement, the QPRC Finance Security Agreement, the QPRC Finance Patent Security Agreement, the Subordination Agreement and the Letter of Instructions, the “QPRC Finance Investment Documents”). On April 17, 2025, Intelligent Partners executed the Subordination Agreement.

Pursuant to the Purchase Agreement, QPRC Finance agreed to make available to the Company a financing facility of: (a) up to $3,000,000 for operating expenses of which approximately $1,500,000 has been provided as of December 31, 2025; (b) up to $9,000,000 to fund the purchase by MR of certain patent assets from Monterey Research LLC (“Monterey”) pursuant to the agreement between MR and Monterey (the “Monterey Agreement”) and (c) up to $7,500,000 for patent enforcement costs, including legal fees subject to budget limitations to be agreed upon, of which approximately $4,054,000 was drawn down during the year ended December 31, 2025. In return, the Company transferred to QPRC Finance the right to receive a portion of net proceeds generated from the monetization of those patents.

On April 18, 2025, MR took down $9,000,000 of proceeds from the QPRC Finance financing to purchase the patent portfolio from Monterey, which consisted of more than 2,500 United States patents, foreign patents and patent applications, pursuant to the Monterey Agreement. These patents relate to data storage device security and semiconductor circuitry. The payment was made directly from QPRC Finance to Monterey in accordance with instructions from the Company and MR. The Monterey Agreement provides that after MR has received an amount equal to 200% of the sum of the purchase price plus other money deployed to the monetization of the assigned patents, the next $7,000,000 is paid to Monterey and thereafter Monterey is to receive 20% of net licensing revenues.

Pursuant to the Purchase Agreement, the Company and MR transferred to QPRC Finance the right to receive a portion of net proceeds generated from the monetization of those patents covered by the Security Agreement, during which time the Company and MR do not receive any portion of the net proceeds. The Waterfall Agreement sets forth the details of the order of payment. Pursuant to the Waterfall Agreement, (i) 100% of the net proceeds is paid to QPRC Finance until QPRC Finance has received its initial recovery amount; (ii) 90% of the net proceeds are distributed to QPRC Finance and 10% to the Company and MR until QPRC Finance has received an amount determined pursuant to the Purchase Agreement, and (iii) any net proceeds remaining after the foregoing distributions are paid to the Company and MR and the Law Firm in accordance with the Waterfall Agreement, in view of the plan to pay the Law Firm pursuant to a budget from the distribution allocated to patent enforcement costs. Any contingent payments due Monterey in addition to the $9,000,000 paid from the initial distribution from QPRC Finance shall be paid from the funds paid to the Company and MR pursuant to the Waterfall Agreement. Except in an Event of Default, as defined therein, all payment obligations by the Company and MR to QPRC Finance pursuant to the Purchase Agreement are non-recourse and shall be paid only from net proceeds from monetization, if any, of the patent rights owned or acquired by the Company or MR utilizing the QPRC Finance facility.

Loan Payable Related Party

The loan payable – related party at December 31, 2025 and 2024 represents the current amount of a non-interest bearing total monetization proceeds obligation (the “TMPO”) due to Intelligent Partners of $2,769,500 at December 31, 2025 and 2024, pursuant to an original agreement dated February 22, 2021. The Restructure Agreement provided for the payment to Intelligent Partners of $1,750,000 from the proceeds from the Company’s agreements with QFL. As part of the restructure of the Company’s agreements with Intelligent Partners, the Company amended the existing MPAs and granted Intelligent Partners certain rights in the monetization proceeds from any new intellectual property the Company acquires, as described above. Under these MPAs, Intelligent Partners participates in the monetization proceeds the Company receives with respect to new patents after QFL and QF3 have received a negotiated rate of return.

Because of the beneficial ownership percentage of its principals, Intelligent Partners is treated as a related party.

Long-Term Liabilities

Loan Payable – SBA

The loans payable – SBA balance at December 31, 2025 and 2024 of $150,000 represents the total amount due under a secured Economic Injury Disaster Loan from the U.S. Small Business Association (“SBA”) in the aggregate amount of $150,000, pursuant to Section 7(b) of the Small Business Act as part of the COVID-19 relief effort. The Company’s obligations on the loan are set forth in the Company’s note dated May 14, 2020 which matures on May 14, 2050 and bears interest at a rate of 3.75% per annum, payable monthly commencing on November 14, 2022. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. As of December 31, 2025, the Company had not made any principal payments on the loan payable. During the year ended December 31, 2025, the Company incurred $5,625 of interest expense and has accrued interest of approximately $4,700 at December 31, 2025.

Purchase Price of Patents

The purchase price of patents balance at December 31, 2025 and 2024 of $53,665 represents:

The non-current portion of our obligations under the unsecured non-recourse funding agreement with a third-party funder entered into in May 2020 whereby the third-party agreed to provide acquisition funding in the amount of $95,000 for the Company’s acquisition of the audio messaging portfolio. Under the funding agreement, the third-party funder is entitled to a priority return of funds advanced from net proceeds, as defined, recovered until the funder has received $53,665. The Company did not make any payments with respect to this obligation in 2025 or 2024. The Company has no other obligation to the third-party and has no liability to the funder in the event that the Company does not generate sufficient net proceeds. Pursuant to ASC 470, the Company recorded this monetization obligation as debt and the difference between the purchase price and total obligation as a discount to the debt was fully expensed to interest in prior periods.

5. WARRANT LIABILITY

On February 22, 2021, the Company issued warrants to purchase 962,463 shares of common stock to QFL (see Note 4) in connection with its funding agreement. If on the date of initial exercise the aggregate number of warrant shares purchasable upon exercise of the warrant would yield less than an amount equal to 10% of the aggregate number of outstanding shares of capital stock of the Company (determined on a fully diluted basis), then the number of warrant shares shall be increased to an amount equal to 10% of the aggregate number of outstanding shares of capital stock of the Company (determined on a fully diluted basis), and therefore the number of shares underlying the warrants is not fixed until the date of the initial exercise. As such, the warrant issued to QFL requires classification as a liability pursuant to ASC Topic 480, Distinguishing Liabilities from Equity and is valued at its fair value as of the grant date and re-measured at each balance sheet date with the period-to-period change in the fair market value of the warrant liability reflected as a gain or loss in warrant liability and included under other income (expense).

As of December 31, 2025 and 2024, the aggregate fair value of the outstanding warrant liability was approximately $219,000 and $117,000, respectively.

The Company estimated the fair value of the warrant liability using the Black-Scholes option pricing model using the following key assumptions as of December 31, 2025 and 2024:

	As of December 31,
	2025	2024
Volatility	441%	383%
Exercise price	$0.54	$0.54
Risk-free interest rate	3.67%	1.37%
Expected dividends	—%	—%
Expected term	5.1	6.1

The following schedule summarizes the valuation of financial instruments at fair value in the balance sheets as of December 31, 2025 and 2024:

	Fair Value Measurements as of
	December 31, 2025			December 31, 2024
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Liabilities
Warrant liability	—	—	219,458	—	—	117,130
Total liabilities	$—	$—	$219,458	$—	$—	$117,130

The following table sets forth a reconciliation of changes in the fair value of warrant liabilities classified as Level 3 in the fair value hierarchy:

Fair Value
Balance at December 31, 2023	$281,809
Gain on subsequent measurement	(164,679)
Balance at December 31, 2024	117,130
Loss on subsequent measurement	102,328
Balance at December 31, 2025	$219,458

6. STOCKHOLDERS’ EQUITY

2017 Equity Incentive Plan

Under the 2017 Equity Incentive Plan (the “Plan”) the Company can issue up to 5,000,000 shares of common stock pursuant to non-qualified stock options, restricted stock grants and other equity-based incentives. At December 31, 2025, 1,760,000 shares are available under the plan.

Issuance of Common Stock and Options

Issuances to Intelligent Partners

On February 22, 2021, pursuant to the Restructure Agreement (Note 4), Intelligent Partners and its controlling members (Fitton and Carper) agreed to extinguish the notes and Transferred Note, and terminate or amend and restate the SPA and Transaction Documents and the Company: (i) issued to Fitton and Carper, as holders of the Transferred Note, pursuant to the Stock Purchase Agreement a total of 462,963 shares of common stock at a purchase price of $0.54 per share, which purchase price was paid by the conversion and in full satisfaction of the Company’s obligation under the Transferred Note and is included in the calculation of the repurchase price of the debt; and (ii) granted Intelligent Partners, pursuant to the Option Grant, an option to purchase a total of 500,000 shares of common stock, with an exercise price of $0.54 per share which vested immediately and expired unexercised on September 30, 2025. The Company valued the purchase option at approximately $598,000 using the Black-Scholes pricing model. The Company granted Intelligent Partners, Fitton and Carper certain registration rights with respect to (i) the 500,000 shares currently owned by Fitton and Carper; (ii) the 462,963 Conversion Shares issued to Fitton and Carper, and (iii) the 500,000 shares of common stock issuable upon exercise of the option. Commencing six months from the closing date, if the shares owned by Fitton, Carper and Intelligent Partners cannot be sold pursuant to a registration statement and cannot be sold pursuant to Rule 144 without the Company being in compliance with the current public information requirements of Rule 144, if the Company is not in compliance with the current public information requirements, the Company is required to pay damages to Intelligent Partners.

Option Grants Pursuant to Consulting Agreements

Pursuant to consulting agreements, the Company granted options to purchase a total of 900,000 shares of common stock of which options expire on February 21, 2031. Option to purchase 300,000 shares of common stock at $1.00 per share, 100,000 shares at $3.00 per share and 100,000 shares at $5.00 per share are currently exercisable. Option to purchase 200,000 shares at an exercise price of $3.00 per share, become exercisable on the first day on which the Company files with the SEC a Form 10-K or Form 10-Q which reports stockholders’ equity of at least $5,000,000 and options to purchase 200,000 shares at an exercise price of $5.00 per share become exercisable on the date on which the Common Stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange.

The Company recognized option expense of approximately $0 and $6,000 for the years ended December 31, 2025 and 2024, respectively, with respect to these options.

Option Grants to the Chief Executive Officer

The Company’s chairman of the board holds outstanding options to purchase 600,000 shares which expire February 22, 2031. An option to purchase 200,000 shares of common stock at an exercise price of $1.00 per share is currently exercisable. Options to purchase 200,000 shares of common stock at $3.00 becomes exercisable on the first day on which the Company files with the SEC a Form 10-K or Form 10-Q which reports stockholders’ equity of at least $5,000,000, and an options to purchase 200,000 shares of Common Stock at an exercise price of $5.00 per share becomes exercisable on the date on which the Common Stock is listed for trading on the Nasdaq Stock Market or the New York Stock Exchange. The Company did not recognize an option expense with respect to these options during the year ended December 31, 2025 or 2024.

A summary of the status of the Company’s stock options and changes is set forth below:

	Number of Options (#)	Weighted Average Exercise Price ($)	Weighted Average Grant Date Fair Value ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2023	2,000,000	2.39	1.20	5.80
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	—	—	—	—
Cancelled	—	—	—	—
Balance - December 31, 2024	2,000,000	2.39	1.20	4.80
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	(500,000)	0.54	1.20	—
Cancelled	—	—	—	—
Balance - December 31, 2025	1,500,000	3.00	1.20	5.15
Options exercisable at end of period	700,000	1.	1.20	5.15

The outstanding options do not have an intrinsic value as of December 31, 2025 and 2024.

As of December 31, 2025, there was approximately $960,000 of unrecognized compensation expense related to nonvested stock option awards that is expected to be recognized over a weighted average expected term of approximately 5.22 years.

Issuance of Warrants

A summary of the status of the Company’s warrants and changes is set forth below:

	Number of Warrants (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2023	962,463	0.54	7.14
Granted	—	—	—
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance - December 31, 2024	962,463	0.54	6.14
Granted	—	—	—
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance - December 31, 2025	962,463	0.54	5.14

The warrants contain certain minimum ownership percentage antidilution rights pursuant to which the aggregate number of shares of common stock purchasable upon the initial exercise of the warrant shall not be less than 10% of the aggregate number of outstanding shares of capital stock of the Company (determined on a fully diluted basis). The outstanding warrants do not have an intrinsic value as of December 31, 2025 and 2024.

7. NON-CONTROLLING INTEREST

The following table reconciles equity attributable to the non-controlling interest related to Quest Packaging Solutions Corporation.

	December 31,
	2025	2024
Balance, beginning of year	$228	$228
Net loss attributable to non-controlling interest	—	—
Balance, end of year	$228	$228

8. INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. As of December 31, 2025, the Company has approximately $18,271,321 of federal and $5,254,691 of state loss carryforwards, which will begin to expire in 2035. Net operating loss carryovers may be subject to a limitation on their usage in future periods if the Company experiences a change in ownership as defined in Internal Revenue Code Section 382.

In assessing the realizability of deferred tax assets, Company’s management considers whether it is more likely than not that all or a portion of the Company’s deferred tax assets will be realized. The Company’s management considers all available evidence, both positive and negative, in making this assessment. Due to the Company’s history of generating losses in recent years, and the lack of objectively verifiable evidence that it will be able to generate taxable income in future years, the Company’s management has determined that a valuation allowance against the Company’s deferred tax assets is necessary. The change in the valuation allowance for the year ended December 31, 2025 is $1,458,025 and is recorded as a component of income from continuing operations.

The Company’s deferred tax assets consist of the following:

	December 31,
	2025	2024
Net operating loss carry forward	$4,106,806	$2,492,309
Intangible assets	4,054	4,907
Stock-Based Compensation	50,768	176,387
Foreign Tax Credit	-	30,000
Valuation allowance	(4,161,628)	(2,703,603)
Balance, end of year	$—	$—

Tax expense consisted primarily of the following:

	December 31,
	2025	2024
Federal	$—	$—
State	—	—
Foreign	—	100,000
Deferred	—	—
Total	$—	$100,000

The reconciliation between the effective tax rate on loss from continuing operations and the statutory rate for the year ended December 31, 2025 is as follows:

	Tax	Percentage
U.S. federal statutory rate	$(1,783,333)	21.00%
State and local income taxes, net of federal income tax effect	—	—
Foreign tax effects	—	—
Effect of changes in tax laws or rates enacted in the current period	—	—
Effect of cross-border tax laws	—	—
Tax credits	—	—
Change in valuation allowance	1,458,025	(17.17)%
Interest expense	142,899	(1.68)%
Nontaxable or nondeductible items - other	26,564	(0.31)%
Changes in unrecognized tax benefits	—	—
Deferred tax adjustment for expired stock-based compensation awards	125,619	(1.48)%
Other adjustments	30,226	(0.36)%
Total	$—
Effective tax rate	0.00%	0.00%

The reconciliation between the effective tax rate on loss before income taxes and the statutory rate for the year ended December 31, 2024 is as follows:

	Tax	Percentage
Book loss before taxes	$(498,047)	21.00%
State taxes, net	—	—
Foreign taxes, net	79,000	(3.33)%
Meals and entertainment	6,318	(0.27)%
Warrant income	(34,583)	1.46%
Interest expense	118,904	(5.01)%
Change in valuation allowance	413,104	(17.42)%
Change in estimate for prior year taxes	15,304	(0.65)%
Total	$100,000
Effective tax rate		(4.22)%

As of December 31, 2025, the Company’s management believes that it has adequately provided for its tax-related liabilities, and that no liability for unrecognized tax benefits is necessary. No significant change in the total amount of unrecognized tax benefits is expected within the next twelve months. The Company recognizes accrued interest and penalties related to unrecognized tax benefits (if any) in tax expenses, as applicable. At December 31, 2025 and 2024, the Company had no accrual for the payment of interest and penalties.

The statute of limitations for assessment of income taxes is open for tax years ending December 31, 2022 and later.

9. RELATED PARTY TRANSACTIONS

During 2023, the Company contracted with a law firm more than 10% owned by the chief executive officer. The firm is engaged as counsel in connection with general corporate matters, diligence and maintenance of the Company’s patent portfolio. In connection with the engagement, the Company recorded patent service costs of approximately $198,000 and $139,000 for the years ended December 31, 2025 and 2024, respectively, and these were recorded as part of sales, general and administrative expenses in the accompanying Consolidated Statements of Operations. As of December 31, 2025, approximately $10,000 of such costs were payable to the related party.

During the years ended December 31, 2025 and 2024, the Company contracted with a law firm more than 10 percent owned, but not controlled, by the father-in-law of the chief executive officer. The firm is engaged on a contingent fee basis and serves as escrow agent in connection with monetization of the Company’s patents in matters where the firm is serving as counsel to the Company. For the years ended December 31, 2025 and 2024, the cost of these services was approximately $4,054,000 and $1,163,000, respectively, and these are included in litigation and licensing expenses, in the Consolidated Statements of Operations. There were no amounts payable to this related party at December 31, 2025 and 2024.

See Note 6 with respect to an option held by the chief executive officer.

10. SEGMENT INFORMATION

The Company manages its business activities on a consolidated basis and operates as a single reporting segment: Intellectual Property Management. The Company derives all of its revenue from the licensing of its patents resulting from litigation commenced by the Company. The accounting policies of the Intellectual Property Management segment are the same as described in Note 2 – Summary of Significant Accounting Policies.

The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM uses Net Income, as reported on the Consolidated Statements of Operations, in evaluating performance of the Intellectual Property Management segment and determining how to allocate resources of the Company as a whole, including investing in future patent portfolios.

Significant expenses within income (loss) from operations, as well as within net income, include litigation and licensing expenses and selling, general and administrative expenses, which are each presented separately on the accompanying Consolidated Statements of Operations and are provided to the CODM on a regular basis. The CODM regularly reviews these expenses to ensure costs are aligned with all agreements and to manage and maintain all contractual agreements. Other segment items within net (loss) income include change in fair value of warrant liability, interest expense, net, and income tax expense.

The CODM reviews the position of total assets available to assess if the Company has sufficient resources available to discharge its liabilities. The CODM regularly reviews details of cash and liquid resources available to the Company. Additionally, the CODM reviews the status of the funding liability to assess if these are in line with expected amounts owed under any potential settlements.

11. COMMITMENTS AND CONTINGENCIES

Employment Agreements

Pursuant to a restated employment agreement, dated November 30, 2014, with the Company’s president and chief executive officer, the Company agreed to employ him as president and chief executive officer for a term of three years, commencing January 1, 2014, and continuing on a year-to-year basis unless terminated by either party on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreement provides for an initial annual salary of $252,000, which may be increased, but not decreased, by the board or the compensation committee, which was increased to $600,000, effective January 1, 2023. The chief executive officer is entitled to a bonus if the Company meets or exceeds performance criteria established by the compensation committee. In August 2016, the Company’s board of directors approved annual bonus compensation equal to 30% of the amount by which the Company’s consolidated income before income taxes exceeds $500,000, but, if the Company is subject to the limitation on deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code, the bonus cannot exceed the amount which would be deductible pursuant to Section 162(m). The chief executive’s bonus for 2025 and 2024 was approximately $0 and $334,000, respectively. The chief executive officer is also eligible to participate in any executive incentive plans which the Company may adopt.

SEP IRA Plan

Pursuant to the SEP IRA plan adopted by the Company in March 2020, the Company deposited into a SEP IRA account of each of its participating employees a percentage of the employee’s compensation, subject to statutory limitations on the amount of the contribution all as set forth in the IRS Form 5305-SEP. For the years ending December 31, 2025 and 2024, the percentage was set at 12%. The Company’s chief executive officer and chief technology officer are the only participants and during the years ended December 31, 2025 and 2024, $70,000 and $69,000 was deposited into the chief executive officer’s SEP IRA account, respectively and $7,000 and $6,900 was deposited into the chief technology officer’s SEP IRA account, respectively.

Inventor Royalties, Contingent Litigation Funding Fees and Contingent Legal Expenses

In connection with the investment in certain patents and patent rights, certain of the Company’s operating subsidiaries executed agreements which grant to the former owners of the respective patents or patent rights, the right to receive inventor royalties based on future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

The Company’s operating subsidiaries may engage third-party funding sources to provide funding for patent licensing and enforcement. The agreements with the third-party funding sources may provide that the funding source receive a portion of any negotiated fees, settlements or judgments. In certain instances, these third-party funding sources are entitled to receive a significant percentage of any proceeds realized until the third-party funder has recouped agreed upon amounts based on formulas set forth in the underlying funding agreement, which may reduce or delay and proceeds due to the Company.

The Company’s operating subsidiaries may retain the services of law firms in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby the law firms are paid on a scaled percentage of any negotiated fees, settlements or judgments awarded based on how and when the fees, settlements or judgments are obtained.

Depending on the amount of any recovery, it is possible that all the proceeds from a specific settlement may be paid to the funding source and legal counsel.

The economic terms of the inventor agreements, funding agreements and contingent legal fee arrangements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, proceeds sharing rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by the operating subsidiaries. Inventor royalties, payments to noncontrolling interests, payments to third-party funding providers and contingent legal fees expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor royalties, payments to third-party funding sources and contingent legal fees expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

Patent Enforcement and Other Litigation

Certain of the Company’s operating subsidiaries are engaged in litigation to enforce their patents and patent rights. In connection with these patent enforcement actions, it is possible that a defendant may request and/or a court may rule that an operating subsidiary has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against the Company or its operating subsidiaries or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if required to be paid by the Company or its operating subsidiaries, could materially impair the Company’s operating results and financial position and could result in a default under the Company’s obligations to QPRC Finance and QF3. Since the operating subsidiaries do not have any assets other than the patents, and the Company does not have any available financial resources to pay any judgment which a defendant may obtain against a subsidiary, such a judgment may result in the bankruptcy of the subsidiary and/or the loss of the patents, which are the subsidiaries’ only assets.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

Nature of Expense:	Amount
SEC Registration Fee	$171.29
Accounting fees and expenses	3,000.00
Legal fees and expenses	25,000.00
Printing	2,000.00
Miscellaneous	4,828.71
Total	$35,000.00

(1)	All expenses, except the SEC registration fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law gives us broad authority to indemnify our officers and directors. under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our by-laws have broad indemnification provisions for our board of directors, consistent with Section 145 of the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The Company did not sell any unregistered securities during the three years prior to the date of this filing.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Company. (5)
3.2	Bylaws of the Company. (3)
5.1	Opinion of Ellenoff Grossman & Schole LLP (9)
10.1	Restated Employment Agreement dated as of November 30, 2014 between the issuer and Jon C. Scahill. (1)*
10.2	Restricted Stock Grant dated October 30, 2014 between the Company and Jon C. Scahill. (1)
10.3	License Agreement dated March 26, 2008 between the Company and Emerging Technologies Trust. (1)
10.4	Licensing Services Agreement dated July 10, 2008 between the Company and Balthaser Online, Inc. (1)
10.5	Patent Purchase Agreement dated December 21, 2009 between Company and Intertech Holdings, LLC. (1)
10.6	Consulting Agreement dated August 11, 2010 between the Company and Alex W. Hart. (1)
10.7	Agreement dated February 8, 2011 between the Company and Sol Li. (1)
10.8	Agreement dated June 26, 2013 between the Company and The Betting Service Ltd. and Neil Riches.(1)
10.9	Funding Agreement dated March 13, 2014 between the Company and Longford Capital Fund I, LP, (subject to order granting confidential treatment (1)#
10.10	Agreement dated April 1, 2014 between the Company and Allied Standard Limited. (1)
10.11	Form of warrant issued to former officers and directors. (1)*
10.12	Form of warrant issued to Mr. Jon C. Scahill. (1)*
10.13	Indemnification agreement, dated December 8, 2014 between the Company and Jon C. Scahill. (4)
10.14	Indemnification agreement, dated December 8, 2014 between the Company and Timothy J. Scahill. (4)
10.15	Indemnification agreement, dated December 8, 2014 between the Company and Dr. William Ryall Carroll. (4)
10.16	Patent Sale Agreement, effective July 8, 2015 between Intellectual Ventures Assets 16 LLC and the Company. (2)
10.17	2017 Equity Incentive Plan (6)*
10.18	Purchase Agreement dated February 19, 2021 among the Company and QPRC Finance LLC (7)†
10.19	Ex. A to Purchase Agreement – Security Agreement dated February 19, 2021 among the Company and QPRC Finance LLC. (7)†
10.20	Ex. B to Purchase Agreement – Subsidiary Continuing Guaranty Agreement dated February 19, 2021 among Quest Licensing Corporation, Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc., Quest NetTech Corporation, CXT Systems, Inc., M-Red Inc., Audio Messaging Inc. and QPRC Finance LLC. (7)
10.21	Ex. C to Purchase Agreement – Subsidiary Patent Proceeds Security Agreement dated February 19, 2021 among the Company, Quest Licensing Corporation, Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc., Quest NetTech Corporation, CXT Systems, Inc., M-Red Inc., Audio Messaging Inc. and QPRC Finance LLC. (7)
10.22	Ex. D to Purchase Agreement – Warrant Issuance Agreement dated February 19, 2021 among the Company and QPRC Finance LLC. (7)
10.23	Ex. E to Purchase Agreement – Board Observation Rights Agreement dated February 19, 2021 among the Company and QPRC Finance LLC. (7)
10.24	Registration Rights Agreement – dated February 19, 2021 among the Company and QPRC Finance LLC. (7)
10.25	Form of Warrant – dated February 19, 2021 among the Company and QPRC Finance LLC (7)
10.26	Restructure Agreement dated February 19, 2021 among the Company, Quest Licensing Corporation, Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc., Quest NetTech Corporation, CXT Systems, Inc., M-Red Inc., Audio Messaging Inc. Intelligent Partners LLC, Andrew Fitton and Michael Carper. (7)
10.27	Ex. A to Restructure Agreement - Stock Purchase Agreement dated February 19, 2021 among the Company, Intelligent Partners LLC, Andrew Fitton and Michael Carper. (7)

10.28	Ex. B to Restructure Agreement - Option Grant dated February 19, 2021 among the Company and Intelligent Partners LLC. (7)
10.29	Ex. C to Restructure Agreement - Amended and Restated Pledge Agreement dated February 19, 2021 among the Company and Intelligent Partners LLC. (7)
10.30	Ex. D to Restructure Agreement - Amended and Restated Registration Rights Agreement dated February 19, 2021 among the Company, Intelligent Partners LLC, Andrew Fitton and Michael Carper. (7)
10.31	Ex. E to Restructure Agreement - Board Observation Agreement dated February 19, 2021 among the Company and Intelligent Partners LLC. (7)
10.32	Ex. F to Restructure Agreement - Amended and Restated MPA-CP dated February 19, 2021 among the Company, Quest Licensing Corporation, Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc., Quest NetTech Corporation and Intelligent Partners LLC. (7)
10.33	Ex. G to Restructure Agreement - Amended and Restated MPA-CXT dated February 19, 2021 among CXT Systems, Inc. and Intelligent Partners LLC. (7)
10.34	Ex. H to Restructure Agreement - Monetization Proceeds Agreement dated February 19, 2021 among M-RED Inc. and Intelligent Partners LLC. (7)
10.35	Ex. I to Restructure Agreement - Monetization Proceeds Agreement dated February 19, 2021 among Audio Messaging Inc. and Intelligent Partners LLC. (7)
10.36	Ex. J to Restructure Agreement - Amended and Restated 2015 Patent Proceeds Security Agreement dated February 19, 2021 among the Company, Quest Licensing Corporation, Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc., Quest NetTech Corporation, CXT Systems, Inc., M-Red Inc., Audio Messaging Inc. and Intelligent Partners LLC. (7)
10.37	Ex. K to Restructure Agreement - MPA-NA dated February 19, 2021 among the Company and Intelligent Partners LLC. (7)
10.38	Ex. L to Restructure Agreement - MPA-NA Security Interest Agreement dated February 19, 2021 among the Company and Intelligent Partners LLC. (7)
10.39	Form of Consulting Agreement (10)
10.40	Form of Restricted Stock Agreement (10)
10.41	Form of Option Agreement (10)
10.42	Indemnification agreement, dated February 19, 2021 between the Company and Ryan T. Logue (14)
10.43	Purchase Agreement dated March 12, 2023 among the Company and QPRC Finance III LLC (12) †
10.44	Amended and Restated Prepaid Forward Purchase Agreement among the Company, certain subsidiaries and QPRC Finance LLC(10)(15) †
10.45	Prepaid forward purchase agreement dated April 11, 2025, by and among the Company, MR Licensing LLC, QPRC Corporate Finance Alpha LLC and QPRC Corporate Finance Bravo LLC (collectively, “QPRC Finance”), including as exhibits, the Security Agreement between the Company, MR and QPRC Finance, the Patent Security Agreement between the Company, MR and QPRC Finance, the Irrevocable Letter of Instructions from the Company and MR; and the Waterfall Agreement among the Company, MR, QPRC Finance and Fabricant LLP.(16)†
22.1	List of Subsidiaries (8)
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
23.2	Consent of Rosenberg Rich Baker Berman, P.A.(8)
24.1	Power of Attorney (9)
107.1	Filing fee table (12)

(1)	Incorporated by reference to the Form 10-K for the year ended December 31, 2012, which was filed by the Company on December 15, 2014.
(2)	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC on October 28, 2015 and incorporated herein by reference.
(3)	Filed as an exhibit to the Company’s Form 10-K, for the year ended December 31, 2013, which was filed with the SEC on April 10, 2015.
(4)	Filed as exhibit to Amendment No. 1 to the Company’s registration statement on Form S-1, which was filed with the SEC on February 3, 2016, and incorporated herein by reference.
(5)	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC on January 26, 2016 and incorporated herein by reference.
(6)	Incorporated by reference to the Form 10-K for the year ended December 31, 2017, which was filed by the Company on April 2, 2018.
(7)	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC on February 24, 2021 and incorporated herein by reference.
(8)	Filed herewith

(9)	Previously filed.
(10)	Filed as an exhibit to the Form 10-K for the year ended December 31, 2024, which was filed by the Company on March 26, 2025.
(11)	Incorporated by reference to the Form 10-K for the year ended December 31, 2020, which was filed by the Company on April 15, 2021.
(12)	Previously filed on the Cover Page
(13)	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC on March 16, 2023 and incorporated herein by reference.
(14)	Filed as an exhibit to the Company’s Form 10-K for the year ended December 31, 2022, which was filed by the Company on March 31, 2023
(15)	Exhibit 10.44 is an amendment and restatement of Exhibit 10.18.
(16)	Filed as an exhibit to the Company’s Form 8-k, which was filed with the SEC on April 23, 2025 and is incorporated herein by reference.

#	Certain portions of this exhibit are omitted pursuant to an order granting confidential treatment. The omitted information has been filed separately with the SEC.
†	Certain confidential information has been deleted from this Exhibit.
*	Compensatory plan or arrangement

ITEM 17. UNDERTAKINGS.

We hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) and (h) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement:

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in Rye, New York this 8th day of May, 2026.

QUEST PATENT RESEARCH CORPORATION

By:	/s/ Jon C. Scahill
Jon C. Scahill, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon C. Scahill*	Director, chief executive officer, acting chief financial officer and president
Jon C. Scahill	(principal executive, financial and accounting officer)

/s/ Timothy J. Scahill*	Director
Timothy J. Scahill

/s/ Dr. William Ryall Carroll*	Director
Dr. William Ryall Carroll

*By:	/s/ Jon C. Scahill	May 8, 2026
Jon C. Scahill
Attorney-in-fact